Exhibit 10.6

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AppTec Laboratory Services, Inc.,

Paul Acquisition Corporation,

Paul (US) Holdco, Inc.,

and

WuXi PharmaTech (Cayman) Inc.

Dated as of January 3, 2008

-i-

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

iii

INDEX OF DEFINED TERMS

Action	19
Adjusted Aggregate Merger Consideration	3
Aggregate Merger Consideration	3
Agreement	1
Antitrust Laws	51
Basket	62
Board	1
business day	69
Buyer Parties	61
Cap	62
Capital Stock	1
Certificate of Merger	2
Closing	2
Closing Company Indebtedness	3
Closing Date	2
Closing Transaction Expenses	3
Common Stock	1
Company	1
Company Charter Documents	11
Company Contract	36
Company Stockholder Parties	61
Company Stockholders	1
Company Stockholders’ Written Action	1
Confidentiality Agreement	49
Covered Person	53
Delaware Law	2
Disclosure Letter	10
Dispute Period	63
Dissenting Shares	5
Divestiture	51
Effective Time	2
Encumbrance	14
Environmental and Safety Laws	32
Escrow Agent	6
Escrow Agreement	6
Escrowed Shares	6
Extended Termination Date	58
Facility	32
FDA	15
Financial Statements	17
GAAP	17
Government Contract	38
Governmental Entity	14
Hazardous Materials	32
Hazardous Materials Activities	32

-ii-

Holdco	1
HSR Act	13
Indemnification Escrow	6
Indemnified Party	63
Indemnifying Party	63
Initial Termination Date	58
Insurance Policies	40
Intellectual Property	34
Intellectual Property Rights	34
Interim Balance Sheet	17
Interim Balance Sheet Date	17
knowledge	68
Leased Real Estate	27
Legal Requirements	12
Liabilities	18
Loss	61
Losses	61
Material Adverse Effect	69
Merger	1
Merger Payment Fund	7
Options	5
Parent	1
Party	61
Paying Agent	7
Paying Agent Agreement	7
Permit	15
Permits	15
Permitted Encumbrance	29
person	69
Products	34
Real Estate Leases	27
Registration Statement	6
Returns	29
Series A Preferred	1
Series B Preferred	1
Stock Plans	5
subsidiaries	69
subsidiary	69
Subsidiary	1
Subsidiary Common Stock	4
Surviving Corporation	2
Tax	29
Technology	34
Third Party Claim	63
Transactions	1
WuXi	1

INDEX OF SCHEDULES AND APPENDICES

Schedule 1.7(A)-1	Allocation of Adjusted Aggregate Merger Consideration for Closing on or Prior to February 2, 2008
Schedule 1.7(a)-2	Allocation of Adjusted Aggregate Merger Consideration for Closing after February 2, 2008
Schedule 6.3(g)	Certain Stockholders
Disclosure Letter

Appendix A	Form of Company Stockholders’ Written Action
Appendix B	Form of Escrow Agreement
Appendix C	Form of Paying Agent Agreement
Appendix D	Form of Stockholder Consent, Agreement and Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 3, 2008 (the “Agreement”), by and among WuXi PharmaTech (Cayman) Inc., a Cayman corporation (“WuXi”), Paul (US) Holdco, Inc., a Delaware corporation and a wholly-owned subsidiary of WuXi (“Holdco”), Paul Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco (the “Subsidiary”), and AppTec Laboratory Services, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of WuXi, Holdco, the Subsidiary and the Company have each determined that it is in the best interests of their respective stockholders for Holdco to acquire the Company pursuant to a merger of the Subsidiary into the Company upon the terms and subject to the conditions set forth herein and to that end have approved the merger of Subsidiary with and into the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (a) determined that the merger of the Subsidiary with and into the Company as set forth in this Agreement (the “Merger”) is advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger (the “Transactions”) and (c) determined to recommend that the holders of shares of (i) common stock, par value $0.01 per share, of the Company (the “Common Stock”), (ii) Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred”) and (iii) Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred” and, together with the Common Stock and the Series A Preferred, the “Capital Stock” and the holders thereof, the “Company Stockholders”) approve this Agreement;

WHEREAS, the Board of Directors of each of WuXi and Holdco has (i) determined that the Merger is advisable and fair to, and in the best interest of, WuXi and its stockholders and Holdco and its stockholders, respectively, and (ii) approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to WuXi’s and Holdco’s willingness to enter into this Agreement, the requisite number of Company Stockholders have, pursuant to Delaware Law, approved and adopted this Agreement pursuant to a written consent of the stockholders of the Company, dated as of the date hereof, in the form attached hereto as Appendix A (the “Company Stockholders’ Written Action”); and

WHEREAS, WuXi, Holdco, the Subsidiary and the Company desire to make certain representations and warranties, and WuXi, Holdco, the Subsidiary, and the Company desire to enter into certain covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1. The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), the Subsidiary shall be merged with and into the Company, the separate corporate existence of the Subsidiary shall cease and the Company shall continue as the surviving corporation under Delaware Law (and when used in this Agreement, the term “Surviving Corporation” shall mean the Company on or after the Effective Date).

1.2. Effective Time; Closing.

Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the Company and Holdco and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of JPMorgan Securities Inc., Floor 15, 277 Park Avenue, New York City, New York, at a time and date to be specified by the parties hereto, which shall be no later than the third business day following the satisfaction or waiver of the conditions set forth in Article 6, other than those conditions which by their terms are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof, or at such other time, date and location as Holdco and the Company hereto agree in writing (the “Closing Date”).

1.3. Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and the Subsidiary shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and the Subsidiary shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4. Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Subsidiary or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of the Subsidiary, as in effect immediately before the Effective Time, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “AppTec Laboratory Services, Inc.”

(b) Bylaws.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Subsidiary or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of the Subsidiary, as in effect immediately before the Effective Time, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to the Subsidiary shall be amended to refer to “ AppTec Laboratory Services, Inc.”

1.5. Directors and Officers of Surviving Corporation.

(a) Directors.

The directors of the Subsidiary as of immediately before the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(b) Officers.

The officers of the Subsidiary as of immediately before the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

1.6. Adjustment to Aggregate Merger Consideration

(a) Aggregate Merger Consideration.

The aggregate merger consideration payable pursuant to the Merger and this Agreement for all shares of Capital Stock issued and outstanding immediately prior to the Effective Time shall be an amount equal to $163,000,000 (the “Aggregate Merger Consideration”), minus (i) the indebtedness of the Company in an amount equal to $11,700,000.00 (the “Company Indebtedness Amount”), minus (ii) the aggregate amount of all fees and expenses described in Section 2.17 in connection with this Transaction as of the Closing Date (the “Closing Transaction Expenses”) (as so adjusted, the “Adjusted Aggregate Merger Consideration”).

(b) Adjustments to Aggregate Merger Consideration

The following adjustments shall be made to the Aggregate Merger Consideration to arrive at the Adjusted Aggregate Merger Consideration as follows:

(i) Holdco shall pay the Closing Transaction Expenses to the payees thereof at Closing by wire transfer in accordance with wire transfer instructions provided to Holdco by the payees thereof at least three (3) Business Days prior to the Closing Date; and such amount shall be deducted from the Aggregate Merger Consideration.

(ii) The Company Indebtedness Amount shall be deducted from the Aggregate Merger Consideration.

1.7. Effect on Capital Stock.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Subsidiary, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares.

Each share of Capital Stock of the Company issued and outstanding immediately before the Effective Time (other than any shares of Capital Stock to be canceled pursuant to Section 1.7(b) and any Dissenting Shares), will be canceled and extinguished and automatically converted into the right to receive in cash such holder’s share of the Adjusted Aggregate Merger Consideration as set forth on Schedule 1.7(a)-1 if the Closing occurs on or prior to February 2, 2008, and Schedule 1.7(a)-2 if the Closing occurs after February 2, 2008.

(b) Cancellation of Treasury and Holdco-Owned Shares.

All Capital Stock held by the Company or owned by the Subsidiary, Holdco, WuXi or any direct or indirect wholly owned subsidiary of the Company or of Holdco immediately before the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Subsidiary.

Each share of common stock, par value $0.01 per share, of the Subsidiary (the “Subsidiary Common Stock”) issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the Subsidiary Common Stock outstanding immediately before the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Options.

Before the Effective Time, the Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide, with respect to outstanding options to purchase shares of common stock of the Company (the “Options”) as follows: (i) each Option held by

Company employees who are employed by the Company immediately before the Effective Time and (A) who were employed by the Company beginning on any date prior to January 1, 2007 shall be fully vested, (B) who were employed by the Company beginning on or after January 1, 2007 shall be vested as to 50% of the total amount of Options held immediately prior to the Effective Time and the remaining 50% of any such amount of Options held immediately prior to the Effective Time will be canceled as of the Effective Time, and (ii) Options not exercised before the Effective Time shall be canceled and the consent of the holder of unexercised Options shall be obtained from such holder before the Effective Time. All stock option plans or other equity-related plans of the Company (the “Stock Plans”) shall be canceled in their entirety at the Effective Time, and the holder of each vested and unexercised Option shall exercise its, his or her Options on a cashless basis immediately prior to the Effective Time, become a Company Stockholder by virtue thereof and be entitled to receive its, his or her share of the Adjusted Aggregate Merger Consideration as set forth in Schedule 1.7(a)-1 if the Closing occurs on or prior to February 2, 2008, and Schedule 1.7(a)-2 if the Closing occurs after February 2, 2008. The Company shall timely deliver any notices to holders of Options as may be required by the terms of the Stock Plans and any consents or waivers that may be required to effect the cancellation of the Stock Plans and take any and all actions necessary or appropriate to effect the foregoing.

1.8. Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, shares of Capital Stock that are outstanding immediately before the Effective Time and that are held by stockholders who have not voted in favor of the Merger, but who have properly demanded in writing appraisal for such Capital Stock in accordance with Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Adjusted Aggregate Merger Consideration payable for each such share of Capital Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Capital Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Adjusted Aggregate Merger Consideration payable for each such share of Capital Stock, without any interest thereon, upon surrender of Certificates that formerly evidenced such Capital Stock. The Company shall give Holdco (a) prompt notice of (i) any demands for appraisal received by the Company, (ii) withdrawals of such demands, and (iii) any other instruments served pursuant to Delaware Law and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Holdco, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.9. Escrow.

As security for the indemnification obligations of the Company Stockholders set forth in Section 8.2 of this Agreement, at the Closing, WuXi and Holdco shall place in escrow (the “Indemnification Escrow”) with an escrow agent mutually acceptable to the Company and Holdco (the “Escrow Agent”), a certificate representing that number of shares of common stock, par value $0.02 per share, of WuXi calculated by dividing $14,000,000.00 by the average of the closing price per share of the American Depository Shares of WuXi as reported on The New York Stock Exchange over the thirty-day period ending on the third business day before the Closing Date and multiplying the result by eight (the “Escrowed Shares”). The Escrowed Shares shall be delivered by WuXi and Holdco to the Escrow Agent at the Closing, shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, substantially in the form set forth in Appendix B (the “Escrow Agreement”) and shall be delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. The $14,000,000 value of the Escrowed Shares shall be deducted from the Adjusted Aggregate Merger Consideration and withheld from each payment otherwise deliverable to a Company Stockholder in respect of its, his or her shares of Capital Stock. WuXi and Holdco may substitute cash in exchange for delivery of Escrowed Shares as further described in paragraph 2(c) of the Escrow Agreement. If WuXi and Holdco deliver Escrowed Shares, the resale of such Escrowed Shares by the Company Stockholders shall be registered on an effective Form F-3, F-4 or other equivalent registration statement under the Securities Act of 1933 (the “Registration Statement”) permitting the public resale of such Escrowed Shares by the Company Stockholders upon the distribution of such Escrowed Shares pursuant to the Escrow Agreement. WuXi shall cause the Registration Statement to remain continuously effective for a period that will terminate upon the earlier of: (i) the date on which all Escrowed Shares held by the Company Stockholders and covered under the Registration Statement have been sold by such Company Stockholders or (ii) the date on which all such Escrowed Shares held by the Company Stockholders and covered under the Registration Statement may be sold by such Company Stockholders pursuant to Rule 144(k) without volume limitations. If WuXi fails to comply with this provision and the Escrowed Shares are not registered pursuant to the Registration Statement on or before the date of distribution of any such Escrowed Shares pursuant to the Escrow Agreement, WuXi and Holdco agree that the “WuXi Option to Escrow Cash” will be deemed to have been selected pursuant to paragraph 2(c) of the Escrow Agreement and any distributions pursuant to the Escrow Agreement shall be made in cash and not Escrowed Shares.

1.10. No Further Ownership Rights in Capital Stock.

Payment of a Company Stockholder’s share of the Adjusted Aggregate Merger Consideration and a Company Stockholder’s share of the Escrowed Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the Capital Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.11. Lost, Stolen or Destroyed Certificates.

If any Certificates shall have been lost, stolen or destroyed, the portion of the Adjusted Aggregate Merger Consideration payable with respect thereto shall be paid upon the making of an affidavit of that fact by the holder thereof; provided, however, that Holdco may, in its discretion and as a condition precedent to the payment of such portion of the Adjusted Aggregate Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond (at the sole expense of the holder of such Certificate) in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Holdco or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12. Payment for Company Shares in the Merger.

The manner of making payment for Capital Stock in the Merger shall be as follows:

(a) Subject to Section 1.6, at the Effective Time, pursuant to the Paying Agent Agreement substantially in the form attached hereto as Appendix C (the “Paying Agent Agreement”), Holdco shall make available to a bank or trust company reasonably acceptable to the Company and Holdco to act as the exchange agent (the “Paying Agent”), the Adjusted Aggregate Merger Consideration, less an amount equal to the value of the Escrowed Shares on the Closing Date (i.e., $14,000,000), which shall constitute the “Merger Payment Fund”. The Paying Agent shall, pursuant to irrevocable instructions, make the payments as allocated and provided for in Section 1.6 and Section 1.7 out of the Merger Payment Fund. Earnings from the Merger Payment Fund shall be the sole and exclusive property of Holdco and the Surviving Corporation, and no part of such earnings shall accrue to the Company Stockholders. The Merger Payment Fund shall not be used for any purpose other than as described herein.

(b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each share of Capital Stock represented by such Certificates, his, her or its share of the Merger Payment Fund. Until so surrendered, such Certificates shall represent solely the right to receive payment from the Merger Payment Fund with respect to each share of Capital Stock represented thereby. No interest shall be paid or accrue on any payment from the Merger Payment Fund payable upon surrender of the Certificates. If any payment from the Merger Payment Fund is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Paying Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Capital Stock for any payment from the Merger Payment Fund delivered to a public official pursuant to applicable escheat law.

(c) Any portion of the Merger Payment Fund (including any interest thereon or earnings or profits with respect thereto) which remains unclaimed by the former Company Stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim from the Merger Payment Fund for its, his or her shares of Capital Stock.

1.13. Stockholders’ Representative.

(a) The stockholders of the Company, by virtue of the approval of this Agreement, (i) shall be deemed to have consented to the deposit of the Escrowed Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement, (ii) shall be deemed to have agreed that the Escrowed Shares will be subject to the indemnification provisions of Article 8, and (iii) shall be deemed to have irrevocably constituted and appointed Bonita L. Baskin, or an entity wholly-owned by her as the Stockholders’ Representative (together with his or her permitted successors) (the “Stockholder’s Representative”) as their true and lawful agent and attorney-in-fact (A) to enter into the Escrow Agreement, (B) to enter into any other agreement in connection with the transactions contemplated by this Agreement, (C) to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Representative under this Agreement or any such agreement, (D) to waive or amend any terms and conditions of this Agreement or any such agreement, (E) to give and receive notices on their behalf and to be their exclusive representative to the extent of their respective interests in the Escrowed Shares with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this Agreement or any such agreement, including the defense, settlement or compromise of any claim, action or proceeding for which a Buyer Party may be entitled to indemnification, (F) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it shall deem necessary or prudent in connection with the administration of the foregoing, (G) to provide for expenses incurred in connection with the administration of the foregoing, (H) to reimburse the Stockholders’ Representative for such expenses in the manner and to the extent provided in the Escrow Agreement, (I) to accept payment from Holdco or the Escrow Agent or the Paying Agent on behalf of the Company Stockholders, (J) to undertake the duties and responsibilities of, such agent and attorney-in-fact; and (K) to take all other actions and exercise all other rights which the Stockholders’ Representative (in its sole discretion) considers necessary or appropriate in connection with this Agreement. This power of attorney is coupled with an interest and is irrevocable.

(b) The Stockholders’ Representative, in connection with its obligations under this Agreement, the Escrow Agreement or any other agreement made in connection with the transactions contemplated by this Agreement, shall not be liable for any action taken or not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction in the absence of willful misconduct. In all questions arising under this Agreement, the Escrow Agreement or any other agreement made in connection with the transactions contemplated by this Agreement, the Stockholders’ Representative may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to any Company Stockholder in its capacity as such. In performing its functions the Stockholders’ Representative will not be liable to the Company Stockholders in the absence of gross negligence or willful misconduct.

(c) The Stockholders’ Representative shall have no duties or responsibilities other than those expressly set forth in this Agreement or the Escrow Agreement. The Stockholders’ Representative, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under, and shall not be bound by, any other document or agreement, other than the Escrow Agreement.

(d) If the Stockholders’ Representative shall be unable or unwilling to serve in such capacity, its successor shall be named by those persons who held a majority of the shares of Capital Stock on an as-converted basis, immediately prior to the Effective Time and such successor shall serve and exercise the powers of Stockholders’ Representative hereunder.

(e) The Stockholders’ representative will not be responsible for the validity or sufficiency of this Agreement or any other agreement entered into by it in such capacity. The Stockholders’ Representative will not be required to take any action hereunder or under the Escrow Agreement involving any expense unless the payment for such expense is made or provided for by the Company Stockholders in a manner satisfactory to the Stockholders’ Representative.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to WuXi, Holdco and the Subsidiary, subject only to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Holdco (which such exceptions shall reference the specific section and, if applicable, subsection number of this Article 2 to which it applies, and, if applicable, any information disclosed in any such section or subsection shall also be deemed to be disclosed with respect to each other such section or subsection to the extent that it is reasonably apparent on its face that such disclosure should also apply to such other section or subsection), dated as of the date hereof (the “Disclosure Letter”), as follows:

2.1. Organization; Qualification; Subsidiaries.

(a) Organization.

Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Qualification.

The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.1(b) of the Disclosure Letter sets forth an accurate and complete list of each state and other jurisdiction which the Company and each of its subsidiaries is qualified to do business as a foreign corporation, except those jurisdictions where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect on the Company.

(c) Subsidiaries.

The Company has no subsidiaries except as identified in Section 2.1(c) of the Disclosure Letter. Section 2.1(c) of the Disclosure Letter also sets forth the form of ownership and percentage voting and/or equity interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons that have an interest in such subsidiary and sets forth the percentage of each such interest. Such interests of the Company in its subsidiaries are not subject to any Encumbrances. Neither the Company nor any of its subsidiaries has agreed to make or is obligated to make or is bound by any written or oral agreement, contract or instrument or Legal Requirement, in effect as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other person or any sale or other disposition of the capital stock or any of the assets or operations of any such person. Other than the subsidiaries set forth in Section 2.1(c) of the Disclosure Letter, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

2.2. Charter Documents; Minutes.

(a) Charter Documents.

The Company has previously furnished to Holdco (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

(b) Minutes.

Except as set forth in Section 2.2(b) of the Disclosure Letter, the Company has delivered to Holdco and its representatives accurate and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of such Board of Directors of the Company and each of its subsidiaries held since May 31, 2001.

2.3. Capitalization.

(a) Authorized and Outstanding Capital.

The authorized capital stock of the Company consists of 11,000,000 shares of Common Stock, 3,600,000 shares of Series A Preferred and 2,200,000 shares of Series B Preferred. At the close of business on the date of this Agreement (i) 2,821,570 shares of Common Stock are issued and outstanding; (ii) no shares of Common Stock are held by subsidiaries of the Company; (iii) no shares of Common Stock are held in treasury by the Company or by any subsidiary of the Company; (iv) 1,235,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Common Stock under the Stock Plans, (v) no additional shares of Common Stock are reserved for future issuance pursuant to the Stock Plans, (vi) 3,600,000 shares of Series A Preferred are issued and outstanding and (vii) 2,200,000 shares of Series B Preferred are issued and outstanding. All issued and outstanding shares of Common Stock, Series A Preferred and Series B Preferred are validly issued, fully paid and nonassessable and were offered, issued, sold and delivered by the Company in compliance with all applicable Legal Requirements, including all Legal Requirements concerning the issuance of securities. Section 2.3 of the Disclosure Letter sets forth the name of each record holder of Common Stock, Series A Preferred and Series B Preferred and the number of shares of Common Stock, Series A Preferred and Series B Preferred held of record by such holder. If the Closing occurs on or prior to February 2, 2008, all shares of Series A Preferred and Series B Preferred shall have been converted into Common Stock. If the Closing occurs after February 2, 2008, all shares of Series A Preferred Stock shall have been converted into Common Stock. All repurchases of Company securities have been made in compliance with all applicable Legal Requirements. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, resolution, ordinance, code, edict, order, injunction, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entity. There are no declared or accrued but unpaid dividends with respect to any shares of Common Stock.

(b) Options.

Section 2.3(b) of the Disclosure Letter sets forth the following information with respect to each Option outstanding as of the date of this Agreement: (1) the name of the optionee; (2) the particular plan pursuant to which such Option was granted; (3) the number of shares of Common Stock subject to such Option; (4) the exercise price of such Option; (5) the date on which such Option was granted; (6) the applicable vesting schedule; (7) the date on which such Option expires; (8) whether the exercisability of such Option will be accelerated in any way by the Transactions, indicating the extent of any such acceleration; and (9) whether such Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Except as set forth herein or in Section 2.3(b) of the Disclosure Letter, there are no Contracts to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Transactions or upon termination of employment or service with the Company or with any of its subsidiaries following the Merger (whether alone or in combination with any other events) or otherwise. All shares of Common Stock subject to issuance upon exercise of such Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The exercise price of each Option is no less than the fair market value of a share of Common Stock as determined on the date of grant of such Option. All grants of Options were validly issued and properly approved by the Board in compliance with all applicable Legal Requirements and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(c) Other Rights to Acquire Securities.

Except as set forth in Section 2.3(c) of the Disclosure Letter, other than the Options, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or other acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the

Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights, contingent or accrued, to receive shares of Capital Stock or benefits measured in whole or in part by the value of a number of shares of Capital Stock with respect to the Company or any of its subsidiaries. There are no voting trusts, proxies, rights plans, anti-takeover plans or Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

(d) Option Documentation.

Accurate and complete copies of (i) each of the Stock Plans, (ii) the standard form of all Contracts and instruments relating to the Options or otherwise issued under the Stock Plans and (iii) each Contract or instrument relating to the Options or otherwise issued under the Stock Plans where the terms of such grant differ in any material respect from such standard form agreements, have been provided to Holdco, and such Contracts and instruments have not been amended, modified or supplemented since being provided to Holdco, and, except as contemplated by this Agreement, there are no Contracts to amend, modify or supplement such agreements or instruments in any case from those provided to Holdco.

2.4. Authority Relative to this Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (i) the filing of the Certificate of Merger as required by Delaware Law, and (ii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law. The Stockholders’ Written Consent is the only vote of the holders of the Capital Stock necessary to adopt this Agreement and approve and adopt the Merger under applicable Legal Requirements and the Company Charter Documents. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.5. Conflicts; Filings and Consents.

(a) Conflicts.

Except as set forth on Section 2.5(a) of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (iii) subject to compliance with the requirements set forth in Section 2.5(b), conflict with or violate in any respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of each of clause (i), (iii) and (iv) above where such Encumbrance, conflict, compliance breach, impermissible assignment or non-transferability or default, as appropriate, would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Filings and Consents.

The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), except (i) such filings as may be required under, and compliance with the other applicable, requirements of the HSR Act, and (ii) the filing and recordation of the Certificate of Merger as required by Delaware Law. “Encumbrance” means any mortgage, encumbrance, pledge, security interest, attachment, encumbrance or lien (statutory or otherwise) which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (ii) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of, or otherwise results or may result in any person acquiring, any property or interest in property; (iii) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Legal Requirement, judgment or any binding contract.

2.6. Compliance With Laws; Research Activities and Products

(a) Compliance with Laws.

Except with respect to Environmental and Safety Laws addressed in Section 2.16, the Company and each of its subsidiaries and the operations of their respective businesses (including the research, manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of Products) have complied in all respects with all applicable Legal Requirements, except where the failure to comply would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no change in the current conduct of the Company or its subsidiaries, or their internal procedures or processes, is required in order to so comply, except for changes that would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Research Activities and Products.

Neither the Company nor any of its subsidiaries has been the subject of any investigation by a Governmental Entity as a result of or in connection with the Company’s or any of its subsidiaries’ research, development, production, distribution, marketing or sales activities related to the Products.

2.7. Permits.

The Company and each of its subsidiaries have obtained all foreign, federal, state, county and local permits, authorizations, licenses, grants, variances, easements, certifications, clearances, consents, commissions, franchises, exemptions, orders and approvals (including (i) all that are required by the federal Food and Drug Administration (the “FDA”) or any other Governmental Entity engaged in the regulation of the Products, the Company, its subsidiaries or the Company’s or its subsidiaries’ manufacturing and other quality systems and (ii) those relating to Environmental and Safety Laws (as defined in Section 2.16(a)) and Hazardous Materials Activities (as defined in Section 2.16(b)) (each, a “Permit” and collectively, the “Permits”) that are required for or have been applied for in operating the Company or its subsidiaries in any location in which they currently operate, except for such Permits (including all that are required by the FDA) where failure to obtain them would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and all such Permits obtained by the Company are in full force and effect, except where failure to be in effect would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the Company and its subsidiaries are in compliance in all respects with all covenants, terms and conditions of such Permits except where failure to comply would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.7 of the Disclosure Letter lists all Permits and all annual manufacturing registration, annual reports and similar regulatory filing requirements that are required to be filed within twelve months following the date hereof in order to maintain the Permits and manufacturing facility licenses associated with any Products, except for such Permits and manufacturing facility licenses associated with any Products where the failure to file would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice or communication with respect to the Company from any Governmental Entity regarding, and, to the Company’s knowledge there are no facts or circumstances that could give rise to, (i) any change in any Permit, or any failure to comply with any term or requirement of any Permit or (ii) any revocation, non-renewal, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit, except where the revocation, non-renewal, withdrawal, suspension, cancellation, limitations, termination or modification would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s knowledge, no such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions. True and correct copies of all Permits listed on Section 2.7 of the Disclosure Letter have been delivered by the Company to Holdco.

2.8. Global Regulation Compliance; Products.

(a) Operations Compliance.

There is no actual or, to the knowledge of the Company, threatened Action in respect of the Company or Products by the FDA or any other Governmental Entity which has jurisdiction over the Products or the operations, properties or processes of the Company or the Company’s subsidiaries, or, to the knowledge of the Company, by any third persons acting on their behalf. The Company has no knowledge that any Governmental Entity is considering such Action or of any facts or circumstances that are likely to give rise to any such Action.

(b) Other Operations Matters.

Except as set forth on Section 2.8(b) of the Disclosure Letter, neither (i) the Company nor any of its subsidiaries has had any manufacturing and testing site subject to a Governmental Entity (including the FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, (ii) to the knowledge of the Company, requests or requirements to make changes to the operations of the Company, or the Products that, if not complied with, would reasonably be expected to result in a Material Adverse Effect on the Company’s or its subsidiary’s ability to continue with the planned activities of the Company or its subsidiaries at that manufacturing or testing site, or similar correspondence or written notice from the FDA or any other Governmental Entity in respect of the Company and alleging or asserting noncompliance with any applicable Legal Requirement (including Health Care Laws), Permits or such requests or requirements of a Governmental Entity, and, to the knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. To the knowledge of the Company, no vigilance report or adverse event report is under investigation by any Governmental Entity with respect to any Products, the Company or its subsidiaries.

(c) Compliance with Testing Protocols.

All studies, tests, research, development, manufacturing services and trials being conducted or performed by the Company or any of its subsidiaries on behalf of customers are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted scientific standards. Neither the Company nor any of its subsidiaries has received any notices, correspondence or other communication in respect of the Company, any subsidiary or any Product from the FDA or any other Governmental Entity requiring the termination or suspension of any studies, tests, research, development, manufacturing services or trials of any Product conducted by the Company or any of its subsidiaries, and to the knowledge of the Company, neither the FDA nor any other Governmental Entity is considering such action.

(d) FDA Investigations.

Neither the Company nor any of its subsidiaries is the subject of any pending or, to the Company’s knowledge, threatened investigation in respect of the Company by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of the Company or a subsidiary and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company nor any of its subsidiaries or any of their respective officers, Employees or agents has been convicted of any crime or to the Company’s knowledge engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Legal Requirement (including Health Care Laws).

2.9. Financial Statements.

(a) Financial Statement Preparation.

The Company has provided to Holdco (i) audited consolidated balance sheets as of, and statements of income and cash flows for the years ended, December 31, 2004, 2005 and 2006 and (ii) an unaudited consolidated balance sheet as of, and statements of income and cash flows for the ten months ended, October 31, 2007 (the “Interim Balance Sheet”), including in each case any related notes thereto (collectively, the “Financial Statements” and the date of the balance sheet included within such Financial Statements as the “Interim Balance Sheet Date”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its subsidiaries’ operations and cash flows for the periods indicated. Except as reflected in the Financial Statements, neither the Company nor any of its subsidiaries is a party to any material off-balance sheet arrangement. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year to date. The books and records of the Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

(b) Internal Controls.

The Company and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal control over financial reporting that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its subsidiaries is promptly made known to the executive management of the Company; and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board. To the Company’s knowledge, there is no fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal control over financial reporting used by the Company and its subsidiaries or any claim or allegation regarding any such fraud.

2.10. No Undisclosed Liabilities.

Neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether absolute, accrued, contingent, direct, indirect, or otherwise (collectively, the “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Interim Balance Sheet, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices which do not result from any breach of Contract, tort or violation of any Legal Requirement, (iii) Liabilities permitted under Section 4.1 hereof, or (iv) Liabilities described in Section 2.10(iv) of the Disclosure Letter.

2.11. Absence of Certain Changes or Events.

Except as set forth in Section 2.11 of the Disclosure Letter, since the Interim Balance Sheet Date, there has not been, occurred or arisen (a) any event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Capital Stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of stock option or purchase agreements existing as of the Interim Balance Sheet Date; (c) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock; (d) other than consistent with the Company’s 2008 budget, any granting by the Company or any of its subsidiaries, of any increase in compensation in an aggregate amount not to exceed 5%, or fringe benefits to any Employee or any payment by the Company or any of its subsidiaries of any bonus or any entry by the Company or one of its subsidiaries into any Contract (or amendment of an existing Contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) the execution of any employment or service Contract, except with respect to employees, any one of whom will not have an annual salary in excess of $100,000, the extension of the term of any existing employment or service Contract with any Employee or any entry or other modification by the Company or any of its subsidiaries of any employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (f) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP; (g) any revaluation by the Company of any of its assets, including writing off promissory notes or accounts receivable, or any sale of assets of the Company in an amount not to exceed $25,000, individually and $300,000, in the aggregate; (h) other than as set forth on Section 2.11(h) of the Disclosure Letter, entry by the Company or any of its subsidiaries into any material Contract; (i) the incurrence, creation or assumption of any material Encumbrance, any discharge of any material Encumbrance or material Liability which was not shown on the Interim Balance Sheet, any material Liability for borrowed money or any material Liability or obligation as guaranty or surety with respect to the obligations of others, (j) any purchase, offer to purchase, sale, offer to sell, option to purchase or sell, agreement to transfer any interest in, or any lease, right to use, sublease or other occupancy, of any Real Estate by the Company or its subsidiaries; and (k) any announcement of, any negotiation by or any agreement by the Company, any of its subsidiaries, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (j), other than negotiations or agreements with Holdco and the Subsidiary regarding the Transactions.

2.12. Absence of Litigation.

Section 2.12 of the Disclosure Letter describes any claims, actions, charges, investigations or other proceedings pending or, to the knowledge of the Company, threatened (each, an “Action”) against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries before any Governmental Entity or otherwise. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries. To the knowledge of the Company, no

Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Holdco accurate and complete copies of all complaints regarding any litigation referred to in Section 2.12 of the Disclosure Letter and has made available to Holdco accurate and complete copies of all pleadings, motions and written correspondence regarding such litigation. There has not been since January 1, 2002, nor are there currently any internal investigations or inquiries being conducted by the Company, the Board (or any committee thereof) or any third party at the request of any of the foregoing concerning, or any Action with respect to, any financial, accounting, auditing, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues with respect to the Company or any of its subsidiaries.

2.13. Employee Benefit Plans.

(a) Definitions.

Except as otherwise provided for herein, for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “DOL” shall mean the United States Department of Labor;

(iv) “Employee” shall mean any current or former or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(v) “Employment Agreement” shall mean each management, employment, severance, change of control, retention, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding, written or otherwise, between the Company or any ERISA Affiliate and any Employee;

(vi) “Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement, including the Stock Plans, providing for compensation, severance, termination pay, deferred compensation, performance awards, bonuses, stock or stock-related awards or purchases, fringe benefits, loans, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may reasonably be expected to have any Liability;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ix) “FMLA” shall mean the Family and Medical Leave Act of 1993, as amended;

(x) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended;

(xi) “IRS” shall mean the United States Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xiii) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule.

Section 2.13(b) of the Disclosure Letter contains an accurate and complete list of each Employee Plan and each Employment Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Employee Plan or Employment Agreement, to modify any Employee Plan or Employment Agreement (except as required by applicable Legal Requirements, in each case as previously disclosed to Holdco in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employment Agreement.

(c) Documents.

The Company has provided to Holdco accurate and complete copies of (i) all documents embodying each Employee Plan and each Employment Agreement, including all amendments thereto and all related trust documents, insurance contracts or other funding instruments as in effect immediately prior to the Effective Date; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) the most recent summary plan description together with any summary of material modifications thereto required under ERISA with respect to each Employee Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Pension Plan, if applicable, and all applications and correspondence of the Company (or any other Employee Plan administrator or fiduciary) to or from the IRS or the DOL with respect to any such letter or application therefor; (vi) all material written communications by the Company (or any other Employee Plan administrator or fiduciary) to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company; (vii) all correspondence of the Company (or any other Employee Plan administrator or fiduciary) to or from any Governmental Entity and relating to any Employee Plan; (viii) all COBRA notices and HIPAA privacy notices (or such notices as required under comparable law) given within the past three years; (ix) the testing reports relating to coverage, nondiscrimination or similar requirements of the Code for the three most recent plan years for each Employee Plan, where applicable; and (x) all material written agreements and contracts now in effect and relating to each Employee Plan, including administrative service agreements, group insurance contracts and group annuity contracts.

(d) Employee Plan Compliance.

The Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default or violation of, and neither Company nor its ERISA Affiliates have any knowledge of any material default or violation by any other party to, any Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms, and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. Any Pension Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code (i) has either applied for, before the expiration of the requisite period under applicable regulations of the Department of the Treasury (“Treasury”) or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS; or such requisite period has not yet expired; and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except for any such provisions for which the requisite period to make such amendments has not yet expired. For each Pension Plan that is intended to be qualified under Section 401(a) of the Code there has been, to the knowledge of the Company, no event, condition or circumstance that has adversely affected or could reasonably be expected to adversely affect the qualified status of such Pension Plan. Neither the Company (nor, to the knowledge of the Company, any other Employee Plan administrator or fiduciary) reasonably expect that any person that has been providing services to the Company or an ERISA Affiliate within the last five (5) years and has been classified as an independent contractor on the books and records of the Company or ERISA Affiliate will be recharacterized as an employee of the Company or ERISA Affiliate for any purpose whatsoever, including for purposes of federal, state and local income Tax withholding, workers’ compensation and unemployment insurance and Employee Plan eligibility. To the knowledge of the Company (after reasonable inquiry of any other Employee Plan administrator or fiduciary), no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section

408 of ERISA, has occurred with respect to any Employee Plan that is subject to such provisions of the Code or ERISA, nor has the Company or any ERISA Affiliate engaged in any such prohibited transaction. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of the Company or any ERISA Affiliate, threatened against any Employee Plan, the fiduciaries of any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Holdco, the Company or any of its ERISA Affiliates (other than Liabilities for benefits accrued before such change, and routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending, or to the knowledge of the Company or any ERISA Affiliate threatened, by the IRS, DOL or any other Governmental Entity with respect to any Employee Plan. To the knowledge of the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 511 or 4975 through 4980 of the Code. Except to the extent provided under Section 2.13(d) of the Disclosure Letter, the Company and its ERISA Affiliates have each timely made all material contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension, Funded Welfare Plans or MEWAs.

Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or could reasonably be expected to have any obligation to, any (i) Pension Plan which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “welfare plan fund” within the meaning of Section 419 of the Code, or (iii) a “multiple employer welfare arrangement” as described in Section 3(40)(A) of ERISA. Neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. No Employee Plan provides health benefits that are not fully insured through an insurance contract, except for flexible spending arrangements that provide health benefits under a plan sponsored by the Company in accordance with Section 125 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans.

At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Pension Plan described in Section 413 of the Code. Neither the Company nor any ERISA Affiliate has any current or future obligation or Liability with respect to an Employee Plan pursuant to the provisions of a collective bargaining agreement or a participation agreement to which a union is a party.

(g) Stock Incentive and Deferred Compensation Compliance.

Section 2.13(g) of the Disclosure Letter lists each Employee Plan that is or includes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is not exempt from compliance with Section 409A of the Code. Each such Employee Plan has been operated since January 1, 2005, in all material respects in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder. No nonqualified deferred compensation plan, pursuant to which a benefit or right was existing as of October 3, 2004, has been “materially modified” (within the meaning of IRS Notice 2005 1 and subsequent guidance under Section 409A of the Code) at any time on or after October 3, 2004. Neither the Company nor any ERISA Affiliate has issued any benefit or right under any Stock Plan, other than the Options described in Section 2.3(b).

(h) Executive Loans.

Neither the Company nor any ERISA Affiliate has made any loans to any executive officer of the Company or any ERISA Affiliate that are currently outstanding.

(i) Compliance of Stock Rights with Code Section 409A.

No Option or other right to acquire Capital Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Option or other equity right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or other equity rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Plan Contributions.

With respect to the Employee Plans, there are no benefit or funding obligations for which contributions have not been made or properly accrued to the extent required by GAAP or will not be offset by insurance. The material assets of each Employee Plan which is fully funded (other than by insurance or the general assets of the Company) are reported at their fair market value on the books and records of such Employee Plan and/or the Company and its ERISA Affiliates.

(k) No Post-Employment Obligations.

No Employee Plan provides for, reflects or represents any Liability to provide retiree insurance or other benefits to any former Employee (or his or her dependents and beneficiaries) for any reason, except as may be required by COBRA or other applicable statute; and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree insurance or other benefits, except to the extent required by an Employee Plan or applicable Legal Requirements.

(l) Effect of Transaction.

(i) Except as provided in Section 1.7(d) above, the execution of this Agreement and the consummation of the Transactions or any termination of employment or service in connection therewith will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, or trust or loan under an Employee Plan, that will or could reasonably be expected to result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than benefit payment obligations accrued without regard to any such event.

(ii) No benefit due any Employee under an Employee Plan or Employment Agreement will give rise, directly or indirectly, to the payment of any material amount that could reasonably be expected to be (i) non-deductible to Company under Section 280G of the Code, (ii) characterized as a “parachute payment” within the meaning of Section 280G of the Code or (iii) subject to the excise Tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any Tax indemnity agreement or any other agreement that will require Holdco or the Surviving Corporation to “gross up” or otherwise compensate any Employee because of the imposition of any excise Tax. Section 2.13(l)(ii) of the Disclosure Letter lists as of the date of this Agreement each person who the Company reasonably believes is, with respect to the Company and/or any ERISA affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(m) Employment Matters.

The Company (i) has withheld and reported all amounts required by Legal Requirements or by agreement to be withheld and reported to any Governmental Entity with respect to wages, benefits, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, salaries, commissions, bonuses, benefits or other compensation due or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other retiree benefits, or other benefits or obligations for Employees (other than routine payments to be made under any Employee Plan or Employment Agreement, or in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated, Actions, audits or administrative matters against the Company, any ERISA Affiliate or, to the knowledge of the Company, any of its Employees, relating to any Employee, Employee Agreement or Employee Plan, or under any workers’ compensation policy or long-term disability policy. The employment of each of the Employees is terminable at the will of the Company or its ERISA Affiliates, and the lawful termination of any such Employee would result in no Liability to the Company or to any ERISA Affiliate except for benefits provided under an Employee Plan or an Employment Agreement. Neither the Company nor any ERISA Affiliate has direct or indirect Liability with respect to any misclassification of any person under applicable Legal Requirements as an independent contractor rather than as an employee for any purpose whatsoever, including for purposes of federal, state and local income Taxes, workers’ compensation and unemployment insurance and Employee Plan eligibility; and no person working for the Company or an ERISA Affiliate is leased from another employer.

(n) Labor.

No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any current activities or proceedings of any labor union to organize any Employees or of any such activities or proceedings within the preceding three years. There are no Actions, audits, administrative matters, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any wage, benefit, medical or family leave, labor, safety or discrimination matters involving any Employee, including charges of wage and/or hour violations, unfair labor practices, discrimination, or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state or local agency or other Governmental Entity with regard to employment practices. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries and neither the Company or any of its subsidiaries has any duty to bargain with any labor organization.

(o) WARN.

All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the Workers Adjustment and Retraining Notification Act of 1988 (“WARN”) and all similar state laws, have been paid, and no terminations before the Closing Date will result in unsatisfied Liability under WARN or any similar state or local law.

(p) Employee Information.

The Company and each of its subsidiaries has made available to Holdco an accurate and complete list of the names of all current officers, directors, and employees of the Company and each subsidiary showing each such person’s name, position, date of hire, work location, and each such person’s annualized salary and target commission (as applicable), status as exempt/non-exempt, status as full-/part-time, target bonus(es) and fringe benefits for the current fiscal year and the most recently completed fiscal year of the Company.

(q) Accurate and Complete Copies.

In addition to the documents described in Section 2.13(c) above, the Company and each of its subsidiaries has made available to Holdco accurate and complete copies of each of the following that is currently in effect: all affirmative action plans, all forms of offer letters; all forms of employment agreements and severance agreements; all forms of consultant and/or independent contractor agreements, all forms of confidentiality, non-disclosure, non-solicitation, non-competition or invention agreements between Employees and the Company or any of its subsidiaries (and a true, correct and complete list of current Employees not subject thereto); all Intellectual Property assignment agreements; all management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any of its subsidiaries; summary of the Company’s standard severance policy; summary of outstanding Liability for termination payments and benefits to Employees; and a schedule of bonus commitments made to Employees.

2.14. Title to Property.

(a) Owned Real Estate.

The Company has no ownership interest in any real property.

(b) Leased Real Estate.

Section 2.14(b) of the Disclosure Letter sets forth a list of all real property currently leased, subleased by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries (the “Leased Real Estate”), the name of the lessor, sublessor, master lessor and/or lessee, the date and term of the lease, sublease or other occupancy right and each amendment thereto, the aggregate annual rental payable thereunder, the size of the Leased Real Estate, a description of renewal options contained in such lease, and any other information related to such lease that could have a material effect on the ability of the Company or any of its subsidiaries to conduct its business without disruption. The Company has provided Holdco with accurate and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof (the “Real Estate Leases”). The Real Estate Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s knowledge, of any other party thereto, that would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Condition of Properties and Assets.

The Company or its subsidiaries currently occupies all of the Real Estate for the operation of its business and there are no other parties occupying, or with a right to occupy, the Real Estate. Except as set forth on Section 2.14(c) of the Disclosure Letter, neither the Company nor any of its subsidiaries could be required to expend more than $25,000 in causing any Leased Real Estate to comply with the surrender conditions set forth in the applicable Real Estate Lease. The Company or its subsidiaries has performed all of their obligations under any termination agreements pursuant to which the Company or its subsidiaries has terminated any leases or subleases of real property that are no longer in effect and has no continuing Liability with respect to such terminated real property leases or subleases. The Company has provided a copy of its most current asset list to Holdco. The covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Leased Real Estate do not, in each case, materially impair the ability to use any such Leased Real Estate in the operation of the businesses of the Company or its subsidiaries as presently conducted, and no material default or breach exists thereunder by the Company or any of its subsidiaries. No natural or artificial conditions upon any Leased Real Estate or any other facts or conditions which could, in the aggregate, have a material and adverse effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any such real property. There are no requirements (including any Legal Requirements) imposed on the Leased Real Estate that require the Company or any of its subsidiaries to construct or pay for the cost of construction of any off-site improvements or pay any other impact fee. Neither the Company, nor any subsidiary of the Company has received any notice from any insurance company of any defects or inadequacies in any Leased Real Estate or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There is no Action or proceeding before a Governmental Entity or, to the knowledge of the Company, threatened Action or proceeding before a Governmental Entity, that would materially and adversely affect the Leased Real Estate. There are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that would materially and adversely affect the Leased Real Estate. The Company and each of its subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, and such properties and assets are sufficient for the conduct of the business of the Company as currently conducted and are free and clear of all Encumbrances except for indebtedness that is reflected on the Interim Balance Sheet and (i) Encumbrances for Taxes (as herein defined) not yet due and payable, (ii) statutory Encumbrances which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets, or (iii) liens securing indebtedness that are reflected on the Interim Balance Sheet (each a “Permitted Encumbrance”). All the Company’s physical assets are in sufficiently good operating condition and repair, in all material respects, ordinary wear and tear excepted, for the conduct of the Company’s business as currently conducted. There are no oral agreements affecting the Leased Real Estate and no agreements with any third-parties to sell or otherwise transfer any portion of the Leased Real Estate.

2.15. Taxes.

(a) Definition of Taxes.

For the purposes of this Agreement, “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other charges, duties, impositions and other non-contractual Liabilities to any Governmental Entity, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes and required under applicable Legal Requirements to be filed by the Company and each of its subsidiaries with any Governmental Entity that is a Tax authority, except any such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in material compliance with all applicable Legal Requirements. The Company’s net operating losses and other

Tax attributes are accurately reflected on the Company’s Returns and are not currently subject to any limitation under Sections 382 or 383 of the Code. The Company has made available to Holdco correct and complete copies of all Returns, examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries with respect to Taxes. Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax. No audit, or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress nor, to the knowledge of the Company, pending, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof. Neither the Company nor any of its subsidiaries has any Liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, whether or not shown on any Return, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no claims for Taxes being asserted against the Company or any of its subsidiaries that have resulted in, and there are no, Encumbrances with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Encumbrances which are not, individually or in the aggregate, material, or customary Encumbrances for Taxes not yet due and payable.

(c) Taxes on Compensation Arrangements.

Except as set forth on Section 2.15(c) of the Disclosure Letter, there is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would reasonably be expected to give rise to a material penalty under Section 409A of the Code. Except as set forth on Section 2.15(c) of the Disclosure Letter, there is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(d) Tax Agreements.

Neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement, nor does the Company or any of its subsidiaries have any material Liability or potential Liability to another party under any such agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could reasonably be expected to be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

(e) Tax Withholding.

The Company and each of its subsidiaries (i) has complied (and until the Effective Time will comply) in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from Employees’ wages or other compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Tax laws, the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws; and (iii) has timely filed all withholding Returns required to be filed under such Legal Requirements.

(f) Other Tax Matters.

None of the assets of the Company or its subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code. Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions. Neither the Company nor any of its subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011 4(b)(2). The Company for itself and for its subsidiaries has made available to Holdco all documentation relating to any Tax holidays or incentives granted by any Governmental Entity, and the Company and its subsidiaries are in compliance with the Legal Requirements for any applicable Tax holidays or incentives. Neither the Company nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of

Section 897 of the Code. The Transactions do not result in any claim for the payment of any sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license or other similar taxes and fees.

2.16. Environmental Matters.

(a) Hazardous Material.

To the Company’s knowledge, no underground storage tanks or underground improvements and, except as would not be reasonably expected to result in material Liability to the Company or its subsidiaries, no Hazardous Materials are present, in, on, under or about any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased (“Facility”). For purposes of this Section 2.15(a), “Environmental and Safety Laws” shall mean any applicable federal, state or local laws applicable to any environmental media (which means air, water or waste), ordinances, codes, regulations, rules, policies, directives, requirements, treaties, and orders and all other permits, approvals, clearances, consents and conditions associated therewith, which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health or safety of Employees, workers or other persons, including the public. For the purposes of this Agreement, “Hazardous Materials” shall mean any material or substance, including permitted emissions or discharges, that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health in any environmental media (air, water or waste), reproduction or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

(b) Hazardous Materials Activities.

Except as would comply with all Environmental and Safety Laws and except in a manner that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has transported, transferred, recycled, treated, manufactured, distributed, stored, used, disposed of, discharged, released or exposed its Employees or others to Hazardous Materials or any product containing a Hazardous Material or any product manufactured with Ozone depleting substances (collectively “Hazardous Materials Activities”). To the Company’s knowledge, the Hazardous Materials Activities of the Company before the Closing have not resulted in the exposure of any Employee to a Hazardous Material in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such Employee.

(c) Other Environmental Liabilities and Compliance.

No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending nor, to the Company’s knowledge, threatened by any Governmental Entity against the Company or any of its subsidiaries concerning any Permit issued pursuant to Environmental Laws, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. Except as would not result in a Material Adverse Effect on the Company, (i) neither the Company nor any of its subsidiaries has received any notice (verbal or written) of any past or present noncompliance of its operations, facilities, buildings or improvements located on any Facility with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or to the Company’s knowledge threatened against the Company or any of its subsidiaries or any such property relating to an actual or alleged violation of any Environmental and Safety Laws, and (iii) to the Company’s knowledge, neither the Company nor any of its subsidiaries is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any analogous state, local or foreign laws arising out of events occurring before the Closing Date, and (iv) the operations located on any Facility have at all times complied in all respects with all Environmental and Safety Laws. Neither the Company nor any of its subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental and Safety Laws, or the Hazardous Materials Activities of the Company, any of its subsidiaries or any other individual or entity. The Company does not have any material Liabilities with respect to decommissioning associated with any use of or equipment using radioactive materials or other Hazardous Materials.

(d) Reports and Records.

The Company has delivered or made available to Holdco all records in the Company’s or any subsidiary’s possession concerning the Hazardous Materials Activities of the Company and its subsidiaries as well as all environmental audits and environmental assessments of any Facility conducted at the request of, or otherwise in the possession of the Company or any of its subsidiaries and such records are true and correct in all material respects. The Company and its subsidiaries have complied with all environmental disclosure obligations imposed by any Environmental and Safety Laws with respect to the Merger.

2.17. Brokers; Third Party Expenses.

Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter between the Company and Piper Jaffray & Co. dated December 13, 2006, an accurate and complete copy of which has been provided to Holdco, neither the Company nor any of its subsidiaries or affiliates has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions, and Holdco will not incur any such Liability or charges, either directly or indirectly, as a result of this Agreement, the Merger or any act or omission of the Company, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the date of this Agreement of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions, including the expenses of Piper Jaffrey, is set forth on Section 2.17 of the Disclosure Letter, including a list of all Contracts with such persons that involve the payment by the Company or any of its subsidiaries of fees that are based on anything other than “time and materials” (which shall include a summary of the terms under which such fees are earned and become payable).

2.18. Intellectual Property.

(a) Definitions.

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean Technology and/or Intellectual Property Rights.

“Intellectual Property Rights” shall mean the following and all rights (whether common law, statutory or otherwise) in, arising out of, or associated therewith existing anywhere in the world: (1) United States and foreign patents, inventor’s certificates and utility models, and applications and registrations therefor (including any continuation, divisional, substitution, continuations in part, provisional and converted provisional applications), and substitutions, extensions, confirmations, reissues, divisions, re examinations, renewals and extensions thereof, and equivalent rights anywhere in the world; (2) inventions and discoveries, whether patentable or not, and Technology; (3) copyrights, copyright registrations and applications therefor throughout the world; (4) unregistered design rights and registered industrial designs and registrations and applications therefor throughout the world; (5) domain names, uniform resource locators and other names and locators associated with the Internet, and applications or registrations therefor; (6) trade names, logos, business symbols, trade dress, assumed names, fictitious names, corporate names, certification marks, collective marks, d/b/a’s, common law trademarks and service marks, United States and foreign trademark and service mark registrations, the goodwill of the business associated with and symbolized by the trademarks and service marks, and applications therefor anywhere in the world; (7) rights in databases and data collections, whether copyrightable or not; (8) moral and economic rights of authors and inventors, however denominated; (9) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer and supplier lists and other industry information, and documentation relating to any of the foregoing; and (10) similar or equivalent rights to any of the foregoing (as applicable).

“Products” shall mean the products or service offerings of the Company or any of its subsidiaries, including (i) such products or services offered by the Company or any of its subsidiaries to customers in the biotechnology or biopharmaceutical industry (including cell therapy) and medical device industry (including tissue), and (ii) research, development and manufacturing services offered by the Company or any of its subsidiaries with respect to biotherapeutic protein product development, aseptic processing of cellular therapeutics, and biodevices (such as medical devices with biological components).

“Technology” shall mean information and materials comprising (1) ideas, discoveries, inventions (regardless of how described or recorded, including legal records of such inventions), improvements, know-how or trade secrets, (2) research and development data (raw, analyzed and/or summarized), including nucleic acid and amino acid sequences, structural data (including primary, secondary or higher order molecular structures or chemical structures), medicinal chemistry data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization (including binding affinity, potency), manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (3) databases, practices, methods, specifications, assays, formulations, experimental protocols, clinical protocols (including dosing regimens and product administration), formulae, knowledge, and software (4) processes and manufacturing information, and (5) research materials, reagents and compositions of matter, including biological material. Technology shall not include any Intellectual Property Rights.

(b) Intellectual Property.

Section 2.18(b) of the Disclosure Letter contains an accurate and complete list of (i) all patented Intellectual Property and all pending patent applications owned or filed by the Company and its subsidiaries; (ii) all registered trademarks, service marks, domain names and material unregistered trademarks, service marks and trade names used or owned by the Company and its subsidiaries on its or their behalf; (iii) all registered and material unregistered copyrights, mask works and computer software owned by the Company and its subsidiaries; (iv) all material license agreements in which the Company or any of its subsidiaries is a licensee of Intellectual Property; and (v) other than customer contracts entered into in the ordinary course of business, all material license agreements pursuant to which the Company or any of its subsidiaries is a licensor of Intellectual Property.

(c) Ownership; Non Infringement.

The Company and/or one or more of its subsidiaries owns and possesses, or has a valid and enforceable license or other right to use, all of the Intellectual Property described in Sections 2.18(b)(i) – (iii) of the Disclosure Letter free and clear of all Encumbrances except as otherwise set forth on Section 2.18(c) of the Disclosure Letter. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or licensed by the Company and/or any of its subsidiaries has been made, is currently outstanding or is to the knowledge of the Company threatened and to the knowledge of the Company there are no grounds for any such claim. To the knowledge of the Company, the Intellectual Property owned or licensed by the Company and/or its subsidiaries constitutes all Intellectual Property necessary for the operation of the business of the

Company and its subsidiaries as currently conducted or proposed to be conducted. No loss or expiration of any Intellectual Property owned or licensed by the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened or reasonably foreseeable, except as set forth on Section 2.18(c) or pursuant to the terms established by applicable Company Contracts or Legal Requirements. Neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement or misappropriation by any third party of any Intellectual Property owned or licensed by the Company or any of its subsidiaries (including any demand or request that the Company or any of its subsidiaries license any rights from such third party), and, to the knowledge of the Company, neither the Company nor any of its subsidiaries has infringed or misappropriated any rights of third parties or is aware of any circumstances that would result in any infringement or misappropriation of such third-party rights that would occur as a result of the continued operation of the business of the Company or any of its subsidiaries as currently conducted or proposed to be conducted.

(d) Continued Availability.

All of the Intellectual Property owned or licensed by the Company or any of its subsidiaries will be available for use by the Surviving Corporation and its affiliates on terms and conditions following the Closing that are identical to those applicable to the Company or any of its subsidiaries immediately before the Closing. Each of the Company and its subsidiaries has taken commercially reasonable actions to maintain and protect its Intellectual Property and to protect confidential information of its customers from illegal or unauthorized access or use by its personnel or third parties. All present employees of the Company and each subsidiary have executed and delivered proprietary information agreements with the Company, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company or any of its subsidiaries. Except as disclosed, to the knowledge of the Company, no employee of the Company or any subsidiary is in violation of any term of any employment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or such subsidiary or any prior employer. To the knowledge of the Company, none of the owners of any Intellectual Property licensed to the Company or any of its subsidiaries has failed to take any reasonably necessary and desirable action to maintain and protect the Intellectual Property subject to such licenses.

2.19. Contracts.

(a) Description.

Section 2.19(a) of the Disclosure Letter sets forth the following information with respect to each of the following Contracts to which the Company or any of its subsidiaries is a party or otherwise bound (each a “Company Contract”), and the Company has delivered to Holdco or its representatives accurate and complete copies of each of the Company Contracts:

(i) any employment or consulting Contract with any officer or director, or any Employee (excluding offer letters for “at-will” Employees) or any other type of Contract (whether or not such Contract is an Employment Agreement) with any Employee that is not immediately terminable by the Company without Liability to the Company or Holdco, including any Contract requiring it to make or accelerate a payment to any Employee on account of the Merger, any Transaction or any Contract that is entered into in connection with this Agreement;

(ii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan (A) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Common Stock or any other securities of the Company or any of its subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Stock Plans, or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii) any Contract requiring the Company to engage in ongoing research or development, which obligations extend beyond January 1, 2008 and are not terminable by the Company (with or without penalty) on less than ninety (90) days prior notice;

(iv) any Contract (whether non-compete or otherwise) or Legal Requirement which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries (including engaging in research and development or the development or commercialization of any Product), any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, any other conduct of business by the Company or any of its subsidiaries, or otherwise limiting the freedom of the Company or any of its subsidiaries to engage in any line of business in any geographical area or to compete with any person;

(v) any Contract under which the Company has granted or is obligated to grant any person any “opt-in” rights, exclusive rights, rights of refusal or similar rights;

(vi) any Contract under which the Company is obliged to enter into any further agreement, under which the Company is obligated to reserve or provide manufacturing and/or testing capacity for customers where the customer is obligated to pay $100,000 or more in any twelve-month period for such services;

(vii) any Contract relating to the disposition by the Company or any of its subsidiaries of a material amount of assets not in the ordinary course of business or pursuant to which the Company or its subsidiaries has acquired a business or entity, or assets of a person, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which the Company or any of its subsidiaries has any material ownership interest in any person other than the Company’s subsidiaries;

(viii) any joint venture Contract, collaboration Contract or any other Contract that involves a sharing of revenues, profits, cash flows, expenses (including development expenses) or losses with other persons;

(ix) any Contract that authorizes any third person to sell, offer for sale, market or otherwise distribute any Products of the Company or its subsidiaries;

(x) any mortgages, indentures, guarantees, promissory notes, loans or credit agreements, security Contracts or other Contracts or instruments relating to the borrowing of money or extension of credit, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xi) any settlement or litigation “standstill” Contract;

(xii) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(xiii) any Contract (including open purchase orders) under which the Company has a commitment to purchase goods, capital equipment, services or other items in excess of $100,000 for any Contract;

(xiv) any Contract pursuant to which any third person is required to make payments to the Company in excess of $100,000 per annum;

(xv) any Contract pursuant to which the Company or any of its subsidiaries is a lessor or lessee of any equipment or other fixed assets, including machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving payments in excess of $50,000 per annum or involving any manufacturing equipment;

(xvi) any Contract with any person with whom the Company or any of its subsidiaries does not deal at arm’s length;

(xvii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other person retained by the Company, in connection with this Agreement and the Transactions;

(xviii) any Contract with any Governmental Entity (a “Government Contract”) or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation in all material respects of the Company’s or any of its subsidiaries’ businesses, requiring payment in excess of $100,000 in any twelve-month period;

(xix) any Contract entitling a third person (other than an Employee) to a commission or “finder’s fee” payable by the Company or any of its subsidiaries;

(xx) any Contract pursuant to which the Company or any of its subsidiaries has commitments related to the delivering of products or services in excess of $100,000 in any one-year period; or

(xxi) any Contract not otherwise disclosed in Section 2.19(a) of the Disclosure Letter (i) under which the consequences of a default could reasonably be expected to be material to the Company, (ii) involving in excess of $1,000,000 being paid by or to the Company over the term thereof, or (iii) that is otherwise material to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, financial condition, results of operations or cash flows.

(b) No Default.

Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other person that is a party to a Company Contract is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received notice that it has actually or potentially breached, violated or defaulted under any of the material terms or conditions of any of the Company Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound in such a manner as would permit any other person to cancel or terminate any such Company Contract, or would permit any other person to seek material damages or other remedies for any or all of such breaches, violations or defaults. The Company or the applicable Company subsidiary has performed in all material respects all of the obligations required to be performed by it with respect to, is entitled to all benefits under and is not alleged to be in default in any material respect of any Company Contract to which it is a party or by which it is bound. Each of the Company Contracts is in full force and effect and has not been amended in any material respect. Section 2.19(b) of the Disclosure Letter sets forth each Company Contract that requires the consent of or other action by any person as a result of the execution, delivery and performance of this Agreement. Except as set forth on Section 2.19(b), of the Disclosure Letter, no rights or benefits under any such Company Contract have been or will be accelerated or increased as a result of the consummation of the Transactions. Except as set forth on Section 2.19(a) of the Disclosure Letter, the Company is not a party to any Government Contract requiring payment in excess of $100,000 in any twelve-month period. Neither the Company nor any of its subsidiaries has entered into any Contract under which the Company or any of its subsidiaries is restricted from engaging in any areas of research or development or from the licensing, manufacturing, selling or distributing any Intellectual Property owned by the Company, or exploiting any Technology of the Company except as disclosed in Section 2.19 of the Disclosure Letter. As used in this Agreement, the term “Contract” means any written or oral, express or implied agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other obligation or commitment.

2.20. Insurance.

The Company and its subsidiaries maintain, and at all times since January 1, 2005 have maintained, insurance policies (including fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies) and/or fidelity bonds covering the assets, business, equipment, properties, operations, and Employees against all risks normally insured against by companies in similar lines of business (collectively, the “Insurance Policies”). Section 2.19(b) of the Disclosure Letter lists all such Insurance Policies and includes for each such Insurance Policy the amount of the annual premium and the maximum coverage amounts per incident and per year. The Company and each of its subsidiaries has made available to Holdco accurate and complete copies of all Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies. The Company has not made any untrue statement about itself or its business in any application for insurance. All Insurance Policies remain in full force and effect, and neither the Company nor any of its subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

2.21. Customers.

Section 2.21 of the Disclosure Letter lists (a) each customer of the Company and its subsidiaries accounting for more than one (1) percent of the gross revenues of the Company and its subsidiaries on a consolidated basis for each of the two most recent fiscal years, (b) the revenues generated by such customer and (c) each additional customer that the Company and its subsidiaries reasonably expect to account for more than one (1) percent of the gross revenues of the Company and its subsidiaries on a consolidated basis for the current fiscal year. Except as set forth on Section 2.21 of the Disclosure Letter, neither the Company nor any of its subsidiaries has received any indication from any such customer that it, and neither the Company nor any of its subsidiaries has any reason to believe that any such customer, will terminate, materially decrease the level of or materially change the terms (whether related to payment, price or otherwise) with respect to such customer’s relationship with the Company and its subsidiaries, whether as a result of the consummation of the Transactions or otherwise. Neither the Company nor any of its subsidiaries has shared or provided copies of the Company’s customer lists with, or transferred any customer files of the Company to, any party other than Holdco or the Subsidiary at any time before the Closing.

2.22. Working Capital.

At Closing, the Company will have an amount of working capital sufficient to operate the Company substantially in the manner it was operated by the Company during the twelve-months immediately preceding the Closing.

2.23. Board and Stockholder Approvals.

The Board, by resolutions duly adopted (and not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved, subject to stockholder approval of this Agreement, the Transactions and (c) directed that adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement. The requisite number of Company Stockholders, by resolutions duly adopted as of the date of this Agreement (and not thereafter modified or rescinded), have (a) approved and adopted this Agreement and the Merger and (b) approved the Transactions.

2.24. Transactions with Affiliates.

No director, officer or stockholder of the Company or director or officer of any of the subsidiaries of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business or operations of the Company or its subsidiaries. Except as set forth in Section 2.3(b) and 4.1(b)(iv) of the Disclosure Schedules, there are no contracts or arrangements, formal or informal, written or oral, related directly or indirectly to the Company, any of its subsidiaries or any of the assets thereof between the Company or any of its subsidiaries and any stockholder, director or officer of the Company or director or officer of any of the subsidiaries of the Company or any persons controlling, under common control with or controlled by any such stockholder, director or officer.

2.25. State Takeover Statutes.

The Board has approved the Merger and this Agreement and taken all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Transactions, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203). No other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger and this Agreement or the Transactions.

2.26. Required Vote or Consent.

Either the written consent or the affirmative vote of the holders of (i) a majority of the shares of Common Stock, (ii) a majority of the shares of Series A Preferred and (iii) two thirds of the shares of Series B Preferred is the only action of the holders of any class or series of capital stock of the Company that is necessary to approve the Merger.

2.27. Disclosure.

None of the representations and warranties in this Article 2, including the information contained in the Disclosure Letter, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading in light of the circumstances in which such statement was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF WUXI, HOLDCO AND SUBSIDIARY

WuXi, Holdco and the Subsidiary hereby jointly and severally represent and warrant to the Company, as follows:

3.1. Corporate Organization.

Each of WuXi, Holdco and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent WuXi, Holdco or the Subsidiary from performing their respective material obligations under this Agreement.

3.2. Authority Relative to this Agreement.

Each of WuXi, Holdco and the Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by WuXi, Holdco and the Subsidiary and the consummation by WuXi, Holdco and the Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action on the part of WuXi, Holdco and the Subsidiary, and no other corporate proceedings on the part of WuXi, Holdco or the Subsidiary are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by WuXi, Holdco and the Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of WuXi, Holdco and the Subsidiary, enforceable against WuXi, Holdco and the Subsidiary in accordance with its terms.

3.3. Conflicts; Filings and Consents.

(a) Conflicts.

The execution and delivery of this Agreement by WuXi, Holdco and the Subsidiary does not, and the performance of this Agreement by WuXi, Holdco and the Subsidiary will not, (i) conflict with or violate WuXi’s or Holdco’s charter documents, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to WuXi or Holdco, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair WuXi’s or Holdco’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the properties or assets of WuXi or Holdco pursuant to any Contract to which WuXi or Holdco is a party or by which WuXi or Holdco or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clause (ii) or (iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent WuXi, Holdco or the Subsidiary from performing their respective material obligations under this Agreement.

(b) Filings and Consents.

The execution and delivery of this Agreement by WuXi, Holdco and the Subsidiary does not, and the performance of this Agreement by WuXi, Holdco and the Subsidiary shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except the pre-merger notification requirements under the HSR Act and the filing and recordation of the Certificate of Merger as required by Delaware Law.

3.4. Sufficient Funds.

Holdco will have at the Closing Date sufficient cash or cash-equivalent funds to consummate the Transactions, including acquiring all of the outstanding shares of Capital Stock in the Merger.

3.5. No Prior Subsidiary Operations.

Holdco and the Subsidiary were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

3.6. Validity of Escrow Shares.

The Escrow Shares to be deposited in the Escrow Funds have been duly authorized, and upon issuance will be validly issued, fully paid and nonassessable.

ARTICLE 4

CONDUCT BEFORE THE EFFECTIVE TIME

4.1. Conduct of Business by Company.

(a) Affirmative Covenants.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Holdco shall otherwise consent in writing, (i) carry on its business in the normal course of the Company’s trade or business and consistent with past practice and in compliance with all Legal Requirements, (ii) pay its Liabilities and Taxes when due in compliance with all applicable Legal Requirements and in accordance with such ordinary course standard procedures of the Company for such payment as have been provided to Holdco, (iii) pay or perform other obligations when due, (iv) use all commercially reasonable efforts to assure that each Contract entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Holdco before allowing any Company Contract or material right thereunder to lapse or terminate by its terms, (v) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects, (vi) notify and give Holdco the opportunity to participate in the defense or settlement of any litigation to which the Company is a party, and (vii) use all commercially reasonable efforts consistent with past practices and policies to (A) seek to preserve intact its present business organization, (B) keep available the services of any Employees identified by Holdco to the Company as a “key employee”, and (C) preserve relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings. The Company and each of its subsidiaries shall promptly notify Holdco of any material event involving its business or operations.

(b) Negative Covenants.

Without the prior written consent of Holdco, except as required by this Agreement and disclosed in Section 4.1(b) of the Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not, and shall not permit its subsidiaries to, do any of the following:

(i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Options or other rights granted under any Stock Plan or vesting of the securities purchased or purchasable under such Options;

(ii) amend or change any other terms of Options or other rights granted under the Stock Plans;

(iii) authorize cash payments in exchange for any Options or other rights granted under the Stock Plans or the securities purchased or purchasable under those Options or rights;

(iv) grant or pay, or enter into any Contract or amendment to an existing Contract providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee, except pursuant to written agreements outstanding on the date hereof and as identified in Section 4.1(b)(iv) of the Disclosure Letter, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, Contract existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

(v) [Intentionally left blank]

(vi) except as set forth on Section 4.1(b)(vi) of the Disclosure Letter, enter into any Contract in excess of, or requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of, or sell, lease, license or transfer any Intellectual Property or execute, modify or amend any material Contract in excess of, or requiring the Company to provide any Products or Intellectual Property to any person in excess of $200,000, individually, for the first thirty (30) days after the execution hereof, and $500,000, individually thereafter;

(vii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(viii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase Contracts in effect on the date of this Agreement; provided, however, that no such repurchase shall be permitted if the repurchase price is greater than the Adjusted Aggregate Merger Consideration that would be paid with respect to such shares;

(ix) issue, deliver, sell, purchase, grant, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of Common Stock pursuant to the exercise of Options outstanding as of the date of this Agreement and the warrant issued in favor of Comerica to purchase 12,000 shares of Common Stock;

(x) cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(xi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any person or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

(xii) (1) other than in the normal course of the Company’s trade and business and consistent with past practice and in compliance with all Legal Requirements, sell, lease, license, encumber or otherwise dispose of any physical properties or assets, or (2) except as may be required to consummate the Transactions, enter into any Contract for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Leased Real Estate;

(xiii) except in connection with the Company’s credit facilities in existence on the date hereof, and except for the purchase and/or financing of equipment pursuant to capitalized or other finance leases and in compliance with Section 4.1(b)(xxv), make any loan, advance or capital contribution to or investment in any person, incur any indebtedness for borrowed money or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other Contract to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans or advances, modify any loan previously granted, enter into any hedging agreement or other financial Contract designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing;

(xiv) other than consistent with the Company’s 2008 budget, or as otherwise required pursuant to applicable Legal Requirements, adopt, terminate or amend any Employee Plan or enter into any Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Employee Plan; or enter into any Employment Agreement, except with respect to the hiring of employees any one of whom will not have an annual salary in excess of $100,000 per annum or with respect to any position identified in Section 4.1(b)(xx) of the Disclosure Letter or collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise) except as set forth in Schedule 4.1(b)(xiv) of the Disclosure Letter; increase the salaries, except in an aggregate amount not to exceed an increase of 5%, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Employee Plan or Employment Agreement; or add any new members to the Board;

(xv) other than as set forth on Section 4.1(b)(xv) of the Disclosure Letter, discuss, announce or otherwise disseminate information to the Company’s employees regarding any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing;

(xvi) other than as set forth on Section 4.1(b)(xvi) of the Disclosure Letter (1) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge, settlement or satisfaction of Liabilities recognized or disclosed in the Financial Statements or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices or pursuant to Contracts delivered to Holdco or pursuant to new contracts with new vendors for the purchase of inventory, which new contracts with new vendors are permitted to be entered into under this Agreement, or (2) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce except in any immaterial respect any Company Contract (including the confidentiality or nondisclosure provisions of any such Contracts) to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

(xvii) (1) except as set forth in Section 4.1(b)(xvii) of the Disclosure Letter, enter into (unless otherwise permitted by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 4.1) or terminate any Contract of a nature required to be listed as a Company Contract in Section 2.19(a) of the Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder or knowingly fail to enforce any Company Contract, or (2) enter into or amend any Contract pursuant to which any other person is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Products or Intellectual Property owned by the Company or containing any non-competition covenants or other material restrictions relating to the Company’s, any of its subsidiaries or WuXi’s or Holdco’s business activities or the effect of which would be to grant to a third person following the Merger the actual or potential right to license any Intellectual Property owned by the Company or its subsidiaries or otherwise have the effect of prohibiting or impairing any business practice of the Company, any of its subsidiaries, WuXi or Holdco or limiting the freedom of the Company, any of its subsidiaries, WuXi or Holdco to engage in any line of business or to compete with any person or in any market or geography;

(xviii) except as required by GAAP as concurred with by its independent auditors and after notice to Holdco, revalue any of its assets or make any change in accounting methods, principles or practices;

(xix) make or change any material Tax election or accounting method, enter into any Tax sharing or similar agreement, or any closing agreement with a Governmental Entity with respect to Taxes, settle or compromise any material Tax Liability, or consent to any extension or waiver of any limitation period with respect to Taxes;

(xx) except with respect to the hiring of employees any one of whom who will not have an annual salary in excess of $100,000 per annum and consistent with the Company’s 2008 budget, and except with respect to the positions identified in Section 4.1(b)(xx) of the Disclosure Letter (1) hire any officers or employees or enter into, or amend or extend the term of, any Employment Agreement (except that, if an employee is terminated pursuant to clause (2) hereof or voluntarily terminates, including by death or disability, his or her employment, a replacement may be engaged to fill such terminated employee’s position provided, however, that (A) any consideration payable for services rendered by such replacement is of a kind and amount not otherwise prohibited by this Section 4.1 and substantially similar in kind and amount to the consideration paid for such terminated employee and (B) any arrangement with any such replacement shall be terminable, at the sole option of Holdco, without payment or penalty at the Effective Time), (2) terminate any Employee identified by Holdco to the Company as a “key employee” in Section 6.3A of the Disclosure Letter (except for termination for cause, after consultation with Holdco), or take any action that would allow any employee to claim a constructive termination or termination for “good reason”; or (3) hire any consultants or independent contractors or enter into, or amend or extend the term of, any consulting Contract with any consultant or independent contractor unless any such Contract is on customary terms and rates and is either (A) scheduled to be completed within 90 days after the date of this Agreement or (B) terminable at the sole option of Holdco, without payment or penalty at the Effective Time;

(xxi) make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate, other than (1) pursuant to Contracts existing on the date hereof and made available to Holdco before the date hereof and (2) payment to legal counsel and other advisers as set forth in Section 2.17 of the Disclosure Letter;

(xxii) commence or settle any threatened or pending Action (including litigation or any other dispute), whether or not commenced before the date of this Agreement;

(xxiii) adopt, implement or amend any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Holdco or any of its affiliates or the Transactions;

(xxiv) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

(xxv) except as set forth on Section 4.1(b)(xxv) of the Disclosure Letter, make any capital expenditures, capital additions, capital improvements or other expenditures in excess of, $50,000 individually or $200,000 in the aggregate on a monthly basis;

(xxvi) materially change the amount of any insurance coverage;

(xxvii) enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company or any of its subsidiaries (or any member of their families) has an interest under circumstances that, if entered immediately before the date of this Agreement, would require that such Contract be listed on Section 2.19(a) of the Disclosure Letter;

(xxviii) agree to take any of the actions described in Section 4.1(b) or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1. Confidentiality; Access to Information.

The parties acknowledge that WuXi and the Company have previously executed a letter agreement, dated as of June 29, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of the WuXi and the Company will hold, and will cause their respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers, and financial advisors) to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms thereof. The Company shall (a) afford WuXi and its accountants, counsel, advisors and other representatives reasonable access, upon reasonable notice, to the properties (including for the purpose of performing such environmental tests and due diligence review as WuXi may desire), books, records and personnel of the Company during the period before the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as WuXi may reasonably request, subject to prior advance notice and so as not to be disruptive of the operation of the Company’s business and (b) furnish the WuXi on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its subsidiaries as the WuXi may from time to time reasonably request and which can be reasonably obtained by the Company without undue hardship or expense. No information or knowledge obtained by WuXi in any investigation pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.2. Public Disclosure.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by WuXi and the Company. Thereafter, the Company shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of WuXi.

5.3. Reasonable Efforts; Regulatory Matters.

(a) Reasonable Efforts.

Subject to the limitations set forth in Section 5.3(b), upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most commercially reasonable manner practicable, the Transactions, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) responding to any investigations or proceedings related to this Agreement or the consummation of the Transactions, including a request for additional information or documents, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) Regulatory Filings.

Each of WuXi and the Company shall, immediately after the execution hereof, make any initial filings required under the HSR Act, and immediately after the execution hereof, make any other additional filings required by any other applicable Antitrust Laws. The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, however, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of WuXi and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information. For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.3(b), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. The Company agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives WuXi the opportunity to attend and participate. Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 5.3), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) WuXi shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, brought by or before an administrative tribunal, court or other similar body; (ii) WuXi shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (iii) the Company may not conduct or agree to conduct a Divestiture without the prior written consent of WuXi. “Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of WuXi or any of its Affiliates or the Company, (2) the imposition of any limitation or restriction on the ability of WuXi or any of its Affiliates to freely conduct their business or the Company’s business or own such assets, or (3) the holding separate of the shares of Capital Stock or any limitation or regulation on the ability of the WuXi or any of its Affiliates to exercise full rights of ownership of the shares of Capital Stock.

5.4. Notification.

Each party hereto shall give prompt notice to the other party upon becoming aware that any representation or warranty made by it or the other party hereto contained in this Agreement has become untrue or inaccurate, or of any failure of it or the other party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case where the conditions set forth in Section 6.2(a) or Section 6.2(b) or Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied; provided, however, that (i) no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, and (ii) any failure by a party hereto to provide notice under this Section 5.4 shall not have any effect on a party’s right to indemnification under Article 8. Each party hereto shall promptly notify the other party of (i) any change, event, violation, inaccuracy, circumstance or effect that has had or would reasonably be expected to have a Material Adverse Effect on such party or to such party’s knowledge on the other party and (ii) any Actions commenced or threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries or the other party or any of its subsidiaries that relate to the consummation of the Merger.

5.5. Third Party Consents and Notices.

As soon as practicable following the date hereof, the Company shall use all commercially reasonable efforts to obtain any consents, waivers and approvals required to be obtained in connection with the consummation of the Transactions under any of the Company Contracts, including those set forth on Section 2.19(b) of the Disclosure Letter. Neither the Company nor any of its subsidiaries shall, without the prior written consent of Holdco, expend any material amount, assume any material Liability or suffer or permit the loss of any material right or benefit in connection with obtaining any of the foregoing consents, waivers or approvals. As soon as practicable following the date hereof, the Company shall deliver any notices required under any Company Contracts that are required to be provided in connection with the consummation of the Transactions.

5.6. Disqualified Individuals.

Five business days before the Closing Date, the Company shall, as and to the extent necessary, deliver to Holdco a schedule which identifies each person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder, as of the date such schedule is delivered to Holdco.

5.7. Takeover Statutes.

The Board shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Transactions, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 and any other state takeover statue or similar statute or regulation). If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions, the Company and the members of the Board shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions, to the extent commercially reasonable.

5.8. FIRPTA Compliance.

On the Closing Date, the Company shall deliver to Holdco a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the shares of Capital Stock are not United States real property interests.

5.9. Audited Financial Statements.

After the execution of this Agreement, the Company shall immediately prepare its audited consolidated balance sheet as of, and statements of income and cash flows for the nine months ended, September 30, 2007, including any related notes thereto. Holdco shall reimburse the Company’s expenses incurred during such period before the Closing Date up to an aggregate amount of $100,000 in connection with the Company’s compliance with this Section 5.9.

5.10. Indemnification of Directors and Officers.

(a) Indemnification under the Company’s Amended and Restated Certificate of Incorporation and By-laws.

From and after the Effective Time, Holdco and Subsidiary agree that the indemnification obligations set forth in the Company’s Amended and Restated Certificate of Incorporation and By-laws existing in favor of those persons who are directors and officers of the Company as of the date of this Agreement (each, a “Covered Person”) for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be observed by the Surviving Corporation to the fullest extent permitted under Delaware Law for a period of six (6) years from the Effective Time.

(b) Advance of Expenses.

Any Covered Person wishing to claim indemnification under Section 5.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Covered

Person if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to any Covered Person seeking indemnification under Section 5.10(a) for any legal expenses of other counsel or any other expenses subsequently incurred by such Covered Person in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Covered Person and advises that there are issues which raise conflicts of interest between the Surviving Corporation and such Covered Person, (i) such Covered Person may retain counsel satisfactory to them and as reasonably approved by the Surviving Corporation, and the Surviving Corporation shall pay all reasonable expenses of such counsel for such Covered Person promptly as statements therefor are received, (ii) such Covered Persons will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

(c) Officers’ and Directors’ Insurance Policy.

The Surviving Corporation shall maintain a policy of officers’ and directors’ liability insurance covering Covered Persons for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time.

(d) Assumption of Obligations.

If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

(e) Third Party Beneficiaries.

The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the Covered Persons, their heirs and their representatives.

5.11. WuXi, Holdco and Subsidiary Obligations.

WuXi agrees to cause Holdco and Subsidiary to fulfill their respective obligations hereunder, including, without limitation, all obligations of Holdco to make available the Merger Payment Fund under Section 1.12 hereof.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by WuXi, Holdco, the Subsidiary or the Company, as the case may be, to the extent permitted by applicable Legal Requirements:

(a) No Order.

No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such statute, rule, regulation, executive order, decree, injunction or other order or the failure of any the foregoing to be resisted, resolved or lifted, as applicable.

(b) Governmental Approvals.

All applicable waiting periods under the HSR Act shall have expired or been terminated and all other material regulatory consents, approvals, expiration of waiting periods, and clearances of Governmental Entities under any applicable material foreign or other Legal Requirements (including other Antitrust Laws) in connection with this Agreement and the Transactions (other than the filing of the Certificate of Merger) shall have been obtained.

6.2. Additional Conditions to Obligations of the Company.

The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.

Each of the representations and warranties of WuXi and Holdco in this Agreement, shall be (i) true and correct in all material respects on and as of the date of this Agreement (except for those representations and warranties that are qualified by the word “material”, “Material Adverse Effect” or a similar phrase, which shall be true and correct in all respects on and as of the date of this Agreement), and (ii) true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for such failures to be true and correct on and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on WuXi and Holdco (it being understood and agreed that, for purposes of this clause (ii), all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded); provided, however, notwithstanding the foregoing, the representations and warranties which address matters only as to a specified date or period shall be true and correct with respect to such specified date or period. The Company shall have received a certificate to such effect signed on behalf of WuXi by a duly authorized officer of WuXi.

(b) Agreements and Covenants.

WuXi, Holdco and the Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of WuXi by an authorized officer of WuXi.

6.3. Additional Conditions to the Obligations of WuXi, Holdco and Subsidiary.

The obligations of WuXi, Holdco and the Subsidiary to consummate and effect the Merger shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by WuXi:

(a) Representations and Warranties.

Each of the representations and warranties of the Company in this Agreement shall be (i) true and correct in all material respects on and as of the date of this Agreement (except for those representations and warranties that are qualified by the word “material”, “Material Adverse Effect” or a similar phrase, which shall be true and correct in all respects on and as of the date of this Agreement), and (ii) true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for such failures to be true and correct on and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on the Company (it being understood and agreed that, for purposes of this clause (ii), all materiality qualifications based on the word “material’, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded and any purported update of or modification to the Company’s Disclosure Letter made after the execution of this Agreement shall be disregarded); provided, however, notwithstanding the foregoing: (i) the representations and warranties that are made as of a particular date or period shall be true and correct only at and as of such date or period, and (ii) the representations and warranties contained in Section 2.3(a) and Section 2.4 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date. Notwithstanding anything herein to the contrary, (i) the Company shall have the right to supplement the Disclosure Letter (the “Supplemented Disclosure Letter”) with respect to qualifications and disclosure relating to such representations and warranties to reflect events occurring after the date of this Agreement and on or prior to the Closing Date and shall be permitted to certify as to the representations and warranties as so qualified on the Closing Date; provided, however, that (i) if the events giving rise to such supplements, either individually or in the aggregate have resulted in a Material Adverse Effect on the Company, then WuXi may terminate this Agreement under Section 7.1(vi) hereof, or (ii) in the event WuXi elects to close the Transactions after receipt of the Supplemented Disclosure Letter, the Buyer Parties will be deemed to have waived any and all rights with respect to any indemnification claim that could be made with respect to the disclosures set forth on the Supplemented Disclosure Letter. WuXi shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Agreements and Covenants.

The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or before the Closing Date, and WuXi shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Material Adverse Effect.

No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and WuXi shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(d) No Restriction.

There shall not be any pending or threatened Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Transactions or (ii) seeking to require WuXi, Holdco or the Company, or any subsidiary or affiliate of either of them, to effect a Divestiture.

(e) Consents.

The Company shall have obtained the consents, waivers and approvals set forth on Section 2.19(b) of the Disclosure Letter in form and substance reasonably satisfactory to WuXi.

(f) FIRPTA Certificate.

Holdco shall have received a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the shares of Capital Stock are not United States real property interests.

(g) Certain Stockholders.

Holdco shall have received from each Stockholder identified on Schedule 6.3(g) an executed Stockholder Consent, Agreement and Release in the form attached as Appendix D hereto.

(h) Employment and Non-Competition Agreements.

Holdco shall have received (i) employment agreements executed by the individuals listed in Section 6.3A of the Disclosure Letter in forms mutually satisfactory and (ii) non-competition agreements executed by the individuals listed in Section 6.3B of the Disclosure Letter in forms mutually satisfactory.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination.

This Agreement may be terminated at any time before the Effective Time, and the Merger may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

(i) by mutual written consent of the Company and WuXi;

(ii) by either the Company or WuXi if the Effective Time shall not have occurred on or before ninety (90) days after the date hereof (the “Initial Termination Date”) for any reason; provided, that if solely as a result of an Action by a Governmental Entity to enforce Antitrust laws, a condition to the Merger set forth in either Section 6.1(a), Section 6.1(b) or Section 6.3(d) shall not have been satisfied on or before the Initial Termination Date and all of the other conditions to the Merger set forth in Article 6 (other than those conditions that are capable of being waived by the party seeking to terminate) shall have been satisfied on or before the Initial Termination Date, either WuXi or the Company may elect to extend the Initial Termination Date, by written notice to the other before or on the Initial Termination Date, until one hundred twenty (120) days after the date hereof (the “Extended Termination Date”) provided further, that in each case, the right to terminate this Agreement under this Section 7.1(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(iii) by either the Company or WuXi if any Legal Requirement makes consummation of the Merger illegal or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(iv) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of WuXi or Holdco set forth in this Agreement, or if any representation or warranty of WuXi or Holdco shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in WuXi’s or Holdco’s representations and warranties or breach by WuXi or Holdco is curable by WuXi or Holdco through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(iv) for 30 days after delivery of written notice from the Company to WuXi and Holdco of such breach or inaccuracy; provided, that WuXi and Holdco continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(iv) if it shall have materially breached this Agreement or if such breach or inaccuracy by WuXi or Holdco is cured during such 30-day period);

(v) by WuXi, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of all reasonable efforts, then the WuXi may not terminate this Agreement under this Section 7.1(v) for 30 days after delivery of written notice from WuXi to the Company of such breach or inaccuracy, provided that the Company continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that WuXi may not terminate this Agreement pursuant to this Section 7.1(v) if such breach or inaccuracy by the Company is cured during such 30-day period); or

(vi) by WuXi, if a Material Adverse Effect on the Company shall have occurred since the date hereof.

7.2. Notice of Termination; Effect of Termination.

Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon (subject to, in the case of Section 7.1(iv) or Section 7.1(v), if the proviso therein is applicable, delivery of notice of the breach 30 days before notice of termination) the delivery of written notice of the terminating party to the other parties hereto. Upon termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no Liability to any party hereunder in connection with the Agreement or the Transactions, except (a) as set forth in Section 5.1, this Section 7.2, Section 7.3 and Article 9, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from Liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3. Fees and Expenses.

Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided that Holdco and the Company shall share equally the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and pre-merger notification and report forms under similar applicable Legal Requirements of other jurisdictions.

7.4. Amendment.

Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of WuXi and the Company.

7.5. Extension; Waiver.

At any time before the Effective Time, the Company, on the one hand, or WuXi, Holdco and the Subsidiary, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

7.6. Damages for Failure to Close.

The parties hereto agree that WuXi and Holdco may seek against the Company, to the extent permitted by law, consequential damages, exemplary damages, punitive damages or diminution in value damages if the Company refuses to close the Transactions upon the satisfaction or waiver of all closing conditions set forth in Article 6, other than those conditions which by their terms are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1. Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements.

All representations, warranties, and covenants made by the Company in Articles 2, 4 or 5 and WuXi, Holdco and Subsidiary in Articles 3 or 5 shall survive the Closing Date until the date that is the fifteenth month following the Closing Date (the “Applicable Limitation Date”). Notwithstanding the foregoing, no party hereto shall be entitled to recover for any Loss pursuant to any breach of such representation and warranty or covenants unless written notice of a claim thereof is delivered to the other party before the Applicable Limitation Date. The covenants (as opposed to representations and warranties) of each Party set forth in this Agreement shall survive forever. With respect to any notice of claim or indemnity delivered before the Applicable Limitation Date, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

(b) Special Rule for Fraud.

Notwithstanding anything in this Article 8 to the contrary, if any party to this Agreement perpetrates a fraud on another party hereto, any party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the person or persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

8.2. Indemnification

(a) Company Stockholder Indemnification.

Subject to each of the limitations set forth in this Article 8, the Company Stockholders shall indemnify WuXi, Holdco and its affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or the breach of any representation or warranty made by the Company contained in or made in writing pursuant to this Agreement;

(ii) the breach of any covenant or agreement by the Company set forth herein or made pursuant to this Agreement; or

(iii) all Liabilities of the Company arising from or relating to the Closing Transaction Expenses.

(b) WuXi Indemnification.

Subject to each of the limitations set forth in this Article 8, WuXi and Holdco shall indemnify the Company Stockholders and their officers, directors, and permitted assigns (collectively, the “Company Stockholder Parties” and for purposes of this Article 8 each Buyer Party and Company Stockholder Party being a “Party”) and hold each of them harmless from and against and pay on behalf of or reimburse the Company Stockholder Parties in respect of any Loss which any such Company Stockholder Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

(i) any misrepresentation or the breach by WuXi, Holdco or the Subsidiary of any representation or warranty made by WuXi, Holdco or the Subsidiary contained in or made in writing pursuant to this Agreement; or

(ii) the breach of any covenant by WuXi, Holdco or the Subsidiary set forth herein or made pursuant to this Agreement.

(c) Limitations on Indemnity.

The indemnification provided for in Sections 8.2(a) and 8.2(b) above is subject to the following limitations:

(i) No Party shall be liable hereunder with respect to claims referred to in Section 8.2(a)(i) or Section 8.2(b)(i) above unless the other Party gives written notice thereof within the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses that such Party may incur in respect of the matters that are the subject of such claim, regardless of when incurred.

(ii) Except as otherwise set forth in this Section 8.2(c)(ii), no Party shall be liable to the other Party for any Loss arising under Section 8.2(a) or Section 8.2(b) above (1) until the aggregate amount of all Losses incurred by a Party exceeds $1,237,500 (the “Basket”), in which case a Party shall be liable for all such Losses in excess of the Basket or (2) to the extent that the aggregate amount of all such Losses exceeds $14,000,000 (the “Cap”). The Basket shall not apply with respect to any Loss arising from or related to a breach of (A) any covenants of any party hereto or (B) the representations and warranties set forth in Sections 2.1 through 2.4, 2.15, 2.17, 3.1, 3.2, and 3.6.

(iii) The rights of any Company Stockholder Parties or Buyer Parties to recover any amounts pursuant to this Article 8 shall be the sole and exclusive remedy of the Company Stockholder Parties and Buyer Parties, respectively, for any breaches of any representation or warranty or provision of this Agreement or other agreement entered into in connection with this Agreement or any claim against any Company Stockholder Parties or Buyer Parties related to the Transactions.

(iv) For purposes of this Article 8, in determining whether there has occurred a breach of a representation or warranty of the Company, on the one hand, or WuXi and Holdco, on the other hand, contained in or made in writing pursuant to this Agreement, as well as the amount of Losses resulting therefrom, the provisions of Article 2 and Article 3 that are qualified by a Material Adverse Effect or any other materiality qualifier shall be read and interpreted as if such qualification was not included therein.

(v) Notwithstanding anything in this Agreement to the contrary, (A) WuXi’s (and any Buyer Parties) sole and exclusive recourse against the Company Stockholders with respect to any right to indemnification hereunder or other claims arising after the Closing with respect to the Merger or otherwise arising under or with respect to this Agreement shall be in the aggregate expressly limited to the Indemnification Escrow Fund and (B) nothing contained in this Article 8 shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party nor shall there be any limitation of liability of an Indemnifying Party in connection with any of such rights of the Indemnified Party (1) to bring any claim, demand, suit or cause of action otherwise available to the Indemnified Party based upon an allegation or allegations that the Indemnifying Party, or any of them, had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby which was relied upon by WuXi or Holdco or (2) to enforce any order of a court of competent jurisdiction which finds or determines that the Indemnifying Party had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the Transactions which was relied upon by the Indemnified Party.

(d) Procedure.

(i) General. A person seeking indemnification under this Article 8 (the “Indemnified Party”) shall give prompt written notice to the party from whom indemnification is sought hereunder (the “Indemnifying Party”) of any claim of Losses which is asserted against, resulting to, imposed upon or incurred by such Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article 8, stating (to the extent known or reasonably anticipated) the nature and basis of such claim and the amount thereof. The timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Article 8 with respect to such claim of Loss. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Party will not relieve the Indemnifying Party from any liability which they may have to the Indemnified Party under this Agreement or otherwise, except to the extent that the Indemnifying Party reasonably demonstrates that such failure materially prejudices the Indemnifying Party.

(ii) Defense of Third Party Claims. The Indemnifying Party shall have the right by providing written notice to the Indemnified Party, within thirty (30) days after receipt of notice of a Third Party Claim (the “Dispute Period”), to assume the defense using its own counsel at its sole cost and expense, which counsel shall be reasonably acceptable to the Indemnified Party, of any claim or action brought by any third party (a “Third Party Claim”) that may give rise to an indemnification right of any party hereto; provided, however, all such defense proceedings assumed by the Indemnifying Party shall be actively and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled; and provided further, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of notice referred to in the first sentence of this Section 8.2(d)(ii), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives in writing its right to indemnity under Section 8.2 with respect to such Third Party Claim. If the Indemnifying Party elects to assume the defense of any such matter, then:

(1) Except with respect to Section 8.2(d)(iii), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter;

(2) the Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s officers, directors, employees or agents, and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

(3) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

(4) the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other person or entity; provided, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Legal Requirements, or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party;

(5) the Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation rights) for all Losses relating to such claims, subject to the limitations set forth in Section 8.2(c)(ii); and

(6) the Indemnified Party shall have the right to participate at its own expense in the defense of any Third Party Claim.

(iii) In the event that the Indemnifying Party fails to notify the Indemnified Party during the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 8.2(d)(ii), or if the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against any Third Party Claim, or if the Indemnifying Party fails to prosecute actively and diligently or settle the Third Party Claim, then the Indemnified Party, at the sole cost and expense of the Indemnifying Party, shall have the right to undertake the defense of the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party; provided, however, that the Indemnified Party shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Indemnifying Party, which shall not be unreasonably withheld. In each case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party will cooperate with the Indemnified Party in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Party and relevant to the claim and will use their commercially reasonable efforts to make available all individuals reasonably requested by the Indemnified Party for investigation, depositions and trial.

For all purposes under this Section 8.2(d), if the Indemnifying Party is deemed to be the Company Stockholders, then all notices to and from the Indemnifying Party shall be made to and from the Stockholders’ Representative, and all rights of the Indemnifying Party hereunder shall be held by the Stockholders’ Representative.

(e) Payments.

The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Indemnifying Party agrees in writing to pay such claim. Indemnification claims payable by the Company Stockholder Parties shall be paid only from the Indemnification Escrow pursuant to the Escrow Agreement.

(f) Adjustments.

Amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Adjusted Aggregate Merger Price.

(g) Maximum Contribution.

If and to the extent any provision of this Article 8 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 8.2 that is permissible under applicable legal requirements.

(h) Limitation on Liability.

No Indemnifying Party shall in any event be liable to the Buyer Parties or the Company Stockholder Parties, as applicable, on account of any indemnification obligation set forth in this Section 8.2 for any such person’s own punitive or exemplary damages; provided, however, that nothing herein shall relieve any Indemnifying Party of its obligation to provide indemnification under this Section 8.2 for all components of awards against the Buyer Parties or the Company Stockholder Parties, as applicable, in Third Party Claims, including punitive or exemplary damages. Except with respect to Third Party Claims and as set forth in Section 7.6 hereof, no party hereto (including any Party) shall recover any consequential damages, exemplary damages, punitive damage or diminution in value damages.

(i) Mitigation of Loss.

If the amount of any Loss, at any time prior to or subsequent to the payment thereof by the Indemnifying Party to an Indemnified Party pursuant to this Article 8, is reduced in the following manner, the amount of such reduction shall promptly be repaid by the Indemnified Party to the Indemnifying Party:

(i) by the amount of insurance benefits or other amounts received from third parties, if any, obtained by the Indemnified Party (or for its benefit) by reason of the matter giving rise to such Loss. Furthermore, if any insurance benefits are applied to offset an indemnification obligation under the preceding sentence, the Indemnified Party hereby waives any right of subrogation, by or on behalf of the insurer providing such benefits, against the Indemnifying Party for recovery of such benefits;

(ii) by the amount equal to any Tax benefits obtained by such Indemnified Party (or for its benefit) as a result of the event giving rise to such obligation.

Notwithstanding any other provision of this Agreement, there shall be no affirmative obligation or duty on the part of WuXi, Holdco or the Surviving Company to obtain insurance, other than with respect to Section 5.10(c).

ARTICLE 9

GENERAL PROVISIONS

9.1. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to WuXi, Holdco or Subsidiary, to:

WuXi PharmaTech (Cayman) Inc.

Waigaogiao Free Trade Zone

Shanghai 200131, China

Attention: Dr. Ge Li

Tel: +86 (21) 5046-3303

Fax: +86 (21) 5046-3718

with a copy to:

Winstead PC

600 Travis Street, Suite 1100

Houston, Texas 77002

Attention: Frank Wu, Esq.

Tel: (713) 650-2798

Fax: (713) 650-2400

if to the Company, to:

AppTec Laboratory Services, Inc.

2540 Executive Drive

St. Paul, MN 55120

Attention: Dr. Bonita Baskin

Tel: (651) 675-2045

Fax: (651) 675-2005

with a copy to:

Maslon Edelman Borman & Brand

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Joseph Alexander

Tel: (612) 672-8369

Fax: (612) 642-8369

if to the Company Stockholders, to the Stockholders’ Representative:

Bonita L. Baskin

2540 Executive Drive

St. Paul, MN 55120

Attention: Dr. Bonita Baskin

Tel: (651) 675-2045

Fax: (651) 675-2005

with a copy to:

Maslon Edelman Borman & Brand

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Joseph Alexander

Tel: (612) 672-8369

Fax: (612) 642-8369

9.2. Interpretation; Certain Definitions.

(a) Interpretation.

When a reference is made in this Agreement to Schedules or Appendices, such reference shall be to a Schedule or an Appendix to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to WuXi or Holdco if such item has been sent to WuXi or its representatives, provided to WuXi or its representatives or made available to WuXi or its representatives for review, in a data room or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof, unless the context requires otherwise. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(b) Knowledge.

For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; provided that with respect to any executive officer, such executive officer shall have made reasonable inquiry of the Employees responsible for such matter in question.

(c) Material Adverse Effect.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any entity, including the Company and its subsidiaries, means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or is reasonably expected to be materially adverse to the business, assets, financial condition, or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and timely consummate the Transactions, other than any change or effect (i) arising out of general economic conditions, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries taken as a whole; (ii) attributable to the industry of the Company but not specifically affecting to the Company in a materially disproportionate effect (relative to other industry participants); or (iii) arising out of or as a result of the public announcement of the pendency of the Transactions.

(d) Person.

For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) Business Day.

For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.

(f) Subsidiary.

For purposes of this Agreement, the terms “subsidiary” and “subsidiaries” with respect to any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any subsidiary of such party is a general partner (excluding partnerships in which such party or any subsidiary of such party does not have a majority of the voting interest of such partnership).

9.3. Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4. Entire Agreement; Third Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 5.1; and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder other than with respect to Section 5.10.

9.5. Severability.

If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6. Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8. Dispute Resolution.

Any dispute among the parties hereto shall be resolved in accordance with the arbitration provisions of this Section 9.8 set forth below:

(a) The parties hereto shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within forty-five (45) days of the disputing party’s Notice of Dispute, either party may initiate arbitration of the controversy or claim as provided hereinafter.

(b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) working days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(c) Except as expressly provided elsewhere in the Transactions, any dispute, controversy, or claim arising under or relating to the Transactions or any breach or threatened breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:

(i) Any Party hereto may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party hereto in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(ii) The arbitration shall be conducted by a panel of three arbitrators, one selected by WuXi, one selected by the Stockholders’ Representative and the third to be selected jointly by the arbitrators selected by WuXi and the Stockholders’ Representative (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators pursuant to such limited discovery as the Arbitrators deem reasonably necessary under the circumstances to develop the case for hearing. All such arbitration proceedings shall take place in New York, New York.

(iii) The Arbitrators shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing parties and interest at the current statutory rate thereon. If the Arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the Arbitrators;

(iv) The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under the Transactions, the awarding of losses and punitive damages, but only as permitted under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of the Transactions and shall make its determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(v) Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

9.9. Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10. Assignment.

No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that WuXi and Holdco may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of WuXi without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

WUXI PHARMATECH (CAYMAN) INC.

By:	/s/ Ge Li
Name:	Ge Li
Title:	Chairman and CEO

PAUL ACQUISITION CORPORATION

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	President

PAUL (US) HOLDCO, INC.

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	President

APPTEC LABORATORY SERVICES, INC.

By:	/s/ Bonita L Baskin
Name:	Bonita L Baskin
Title:	CEO